Filed pursuant to Rule 424(B)(5)

Registration No. 333-111144

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 16, 2004)

$1,000,000,000

Teva Pharmaceutical Finance II, LLC

0.50% Series A Convertible Senior Debentures due 2024

0.25% Series B Convertible Senior Debentures due 2024

Payment of principal and interest unconditionally guaranteed by and convertible into American Depositary Receipts of

Teva Pharmaceutical Industries Limited

This is an offering by Teva Pharmaceutical Finance II, LLC (“Teva Finance”) of $400,000,000 of its 0.50% Series A Convertible Senior Debentures due 2024 and $600,000,000 of its 0.25% Series B Convertible Senior Debentures due 2024. Teva Finance will pay interest on the debentures on February 1 and August 1 of each year, beginning August 1, 2004. Payment of all principal and interest payable on the debentures are unconditionally guaranteed by Teva Pharmaceutical Industries Limited (“Teva”).

Holders of the debentures may convert them into American Depositary Receipts of Teva, at a rate of 13.1925 ADRs per $1,000 principal amount in the case of the Series A debentures and 14.1819 ADRs per $1,000 principal amount in the case of the Series B debentures (equal to a conversion price of approximately $75.80 per ADR in the case of the Series A debentures and approximately $70.51 per ADR in the case of the Series B debentures), subject to adjustment as described in this prospectus supplement, only during specified periods following the occurrence of one of the following events:

•	the trading price of Teva’s ADRs over a specified period of time is more than 130% of the conversion price;
•	the trading price of the debentures over a specified period of time is less than 98% of the average conversion value;
•	the senior unsecured debt rating assigned to Teva by Standard and Poor’s is below BB+;
•	Teva Finance has called the debentures for redemption; or
•	a specified corporate transaction.

On or after August 1, 2008, in the case of the Series A debentures and on or after February 1, 2010, in the case of the Series B debentures, Teva Finance may redeem some or all of the debentures of that series at a redemption price equal to the principal amount of the debentures, plus accrued and unpaid interest.

Holders of the Series A debentures may require Teva Finance to repurchase their Series A debentures on August 1, 2008, February 1, 2014 and February 1, 2019. Holders of the Series B debentures may require Teva Finance to repurchase their Series B debentures on February 1, 2010, February 1, 2014 and February 1, 2019. Holders of the debentures may require Teva Finance to repurchase their debentures upon a change of control or a termination of trading.

Teva’s ADRs are quoted on the Nasdaq National market under the symbol of “TEVA”. The last reported sale price of the ADRs on January 21, 2004, was $58.76 per ADR. Each ADR currently represents one ordinary share of Teva. Our ordinary shares are traded on the Tel Aviv Stock Exchange.

The debentures will be unsecured senior obligations of Teva Finance, and the guarantee will be an unsecured senior obligation of Teva. Teva Finance is an indirect subsidiary of Teva. As of September 30, 2003, Teva had approximately $1,968.5 million of outstanding indebtedness.

Investing in the debentures involves risks. See “ Risk Factors” beginning on page S-6 of this prospectus supplement and page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Series A Debenture	Total	Per Series B Debenture	Total
Offering Price	100.000%	$400,000,000	100.000%	$600,000,000
Underwriting Discount	1.625%	$6,500,000	1.625%	$9,750,000
Proceeds to Teva Finance (before expenses)	98.375%	$393,500,000	98.375%	$590,250,000

We have granted the underwriters 30-day options to purchase up to an additional $60,000,000 aggregate principal amount of Series A debentures and $90,000,000 aggregate principal amount of Series B debentures to cover over-allotments.

Lehman Brothers, on behalf of the underwriters, expects to deliver the debentures on or about January 27, 2004.

Sole Book-Running Manager

LEHMAN BROTHERS

Joint Lead Managers

CREDIT SUISSE FIRST BOSTON	CITIGROUP

Co-Managers

BANC OF AMERICA SECURITIES LLC

DEUTSCHE BANK SECURITIES

GOLDMAN, SACHS & CO.

MERRILL LYNCH & CO.

January 22, 2004

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all references to the “Company”, “we”, “our” or “Teva” refer to Teva Pharmaceutical Industries Limited and its subsidiaries. All references to “Teva Finance” refer to Teva Pharmaceutical Finance II, LLC, an indirect subsidiary of Teva.

The Company

We are a global pharmaceutical company producing drugs in all major treatment categories, including both generic and proprietary pharmaceutical products. We are one of the world’s largest generic drug companies and have a leading position in the U.S. generic market.

Teva Pharmaceuticals USA, Inc. (“Teva USA”), our principal subsidiary, is one of the leading generic drug companies in the United States. As of November 2003, Teva USA marketed approximately 150 generic products representing more than 500 dosage strengths and packaging sizes, which are distributed in the United States.

We have also implemented a strategy of participating in the growth and development of the European market for generic products. Through our European subsidiaries, we manufactured, as of November 2003, approximately 300 generic products representing over 1,700 dosage strengths and packaging sizes, which are sold primarily in The Netherlands, the United Kingdom, Hungary and France.

The potential for future sales growth of our generic products lies in our pipeline of pending generic product registrations, as well as tentative approvals already granted. As of December 31, 2003, Teva had:

•	86 product applications, including products developed by Biovail and IMPAX, awaiting approval by the FDA, including thirteen tentative FDA approvals. Collectively, the brand name versions of these products had corresponding U.S. annual sales, as of September 30, 2003, exceeding $62 billion; and

•	420 applications pending in Europe for 111 compounds in 240 formulations.

Teva is the leading pharmaceutical manufacturer in Israel, where it is incorporated and maintains its headquarters. During the first nine months of 2003, Teva generated approximately 62% of its revenue in North America, 26% in Europe and 12% in the rest of the world, predominately in Israel.

We were incorporated in Israel on February 13, 1944 and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

Teva Finance

Teva Finance is a limited liability company that was formed on December 5, 2003 under the Delaware Limited Liability Company Act, as amended, to issue debt securities pursuant to the accompanying prospectus. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Recent Developments

All of the conditions to the closing of our announced acquisition of SICOR Inc. (“SICOR”), including approval of the transaction by SICOR’s stockholders and receipt of regulatory approvals have been met and we consummated the acquisition on January 22, 2004.

The aggregate consideration for the SICOR acquisition amounts to approximately $3.4 billion comprised of approximately $2 billion in cash and $1.4 billion in American Depositary Receipts (“ADRs”), based on the value of our ADRs at the close of trading on January 21, 2004.

The Offering

Issuer	Teva Pharmaceutical Finance II, LLC, an indirect, wholly owned subsidiary of Teva Pharmaceutical Industries Limited which has no assets or operations other than in connection with this offering.

Securities Offered

$400 million in aggregate principal amount of 0.50% Series A Convertible Senior Debentures due 2024 and $600 million in aggregate principal amount of 0.25% Series B Convertible Senior Debentures due 2024. The debentures will be convertible into ADRs of Teva. Teva Finance has granted the underwriters 30-day options to purchase up to an additional $60 million in aggregate principal amount of Series A debentures and up to an additional $90 million in aggregate principal amount of Series B debentures.

Guarantee

Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal of and interest and additional tax amounts as described in “Description of the Debentures and the Guarantee—Additional Tax Amounts,” if any, on the debentures.

Maturity	Both the Series A debentures and the Series B debentures will mature on February 1, 2024, unless earlier redeemed, repurchased or converted.

Interest Payment Dates	For both the Series A debentures and the Series B debentures, February 1 and August 1, beginning August 1, 2004, and at maturity.

Interest Rate

0.50% per year in the case of the Series A debentures and 0.25% per year in the case of the Series B debentures, subject to adjustment. See “Description of the Debentures and the Guarantee—Interest” and  “—Interest Rate Adjustments.”

Optional Conversion by Holders

Holders may convert the debentures, unless previously redeemed or repurchased, into Teva’s ADRs initially at a conversion rate of 13.1925 ADRs per $1,000 principal amount of debentures in the case of the Series A debentures (equal to an initial conversion price of approximately $75.80 per ADR) and a conversion rate of 14.1819 ADRs per $1,000 principal amount of debentures in the case of the Series B debentures (equal to an initial conversion price of approximately $70.51 per ADR), in each case, subject to adjustment. See “Description of the Debentures and the Guarantee—Conversion Rights—Conversion Rate Adjustments.” The debentures may only be converted prior to February 1, 2024, under the following circumstances:

•	during any conversion period, as described below, if the trading price of Teva’s ADRs for at least 20 trading days in the 30-trading-day period ending on the first day of the conversion period was more than 130% of the conversion price in effect per ADR at that thirtieth trading day;

•	during the five business-day period following any 10-consecutive-trading-day period in which the average of the trading prices for the debentures for that 10 trading-day period was less than 98% of the average conversion value (as described under “Description of the Debentures and the Guarantee—Conversion Rights—Conversion upon Satisfaction of Market Price Conditions”) for the debentures during that period;

•	during any period in which the senior unsecured debt rating assigned to Teva by Standard & Poor’s is below BB+, or during which Standard & Poor’s has no such rating;

•	if Teva Finance has called the debentures for redemption; or

•	upon the occurrence of the specified corporate transactions.

See “Description of the Debentures and the Guarantee—Conversion Rights.”

Optional Redemption by Teva Finance

On or after August 1, 2008 in the case of the Series A debentures and on or after February 1, 2010 in the case of the Series B debentures, Teva Finance may redeem some or all of the debentures of that series at a price equal to 100% of the principal amount of such debentures, plus accrued and unpaid interest. See “Description of the Debentures and the Guarantee—Optional Redemption by Teva Finance.”

Right of Holders to Require Repurchase	Each holder of the debentures may require Teva Finance to repurchase some or all of the holder’s debentures at 100% of their principal amount, plus accrued and unpaid interest

•	in the case of the Series A debentures, on August 1, 2008, February 1, 2014 and February 1, 2019;

•	in the case of the Series B debentures, on February 1, 2010, February 1, 2014 and February 1, 2019; and

•	in connection with both the Series A debentures and the Series B debentures, in certain circumstances involving a change of control of Teva or upon a termination of trading of its securities.

With respect to a repurchase of the Series A debentures on August 1, 2008, a repurchase of the Series B debentures on February 1, 2010 or in certain circumstances involving a change of control, Teva Finance may choose to pay the repurchase price in cash or in Teva’s ADRs or a combination of cash and Teva’s ADRs. See “Description of the Debentures and the Guarantee—Repurchase at Option of Holders.”

If you choose to require Teva Finance to repurchase your debentures and Teva Finance chooses to pay the repurchase price in ADRs, the number of ADRs will equal the repurchase price divided by the average trading price of the ADRs for the five consecutive days ending on and including the third day prior to the repurchase date, subject to adjustments.

Use of Proceeds

Teva Finance intends to on-lend the net proceeds from this offering to Teva USA. Teva USA will, in turn, use these funds to refinance short term bank borrowings incurred at LIBOR (one month) plus 0.94% to pay a portion of the purchase price paid in the SICOR acquisition.

Form, Denomination and Registration

The debentures will be issued only in fully registered form without coupons and in minimum denominations of $1,000. The debentures will be evidenced by one or more global debentures, in fully registered form and without coupons, deposited with the trustee of the debentures, as custodian for DTC. Beneficial interests in the global debentures will be shown on, and transfers will be effected through, records maintained by DTC and its participants and indirect participants.

Absence of a Public Market for the Debentures	The debentures are new securities. An active or liquid market may not develop for the debentures.

Nasdaq Symbol for Teva’s ADRs	Teva’s ADRs are traded on the Nasdaq National Market under the symbol “TEVA.”

RISK FACTORS

Before you invest in the debentures, you should carefully consider the risks involved. Accordingly, you should carefully consider the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed below and in the accompanying prospectus. See “Forward-Looking Statements.”

We may experience difficulties in integrating SICOR’s business with our existing business.

The acquisition of SICOR involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating and consolidating geographically separated organizations, systems and facilities; and

•	integrating the management and personnel of SICOR and Teva, maintaining employee morale and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial conditions or prospects of the combined company after the merger.

Achieving the anticipated benefits of the acquisition will depend in part upon whether we can integrate our businesses in an efficient and effective manner. For example, we do not currently have significant relationships with the U.S. hospital customer segment which is the principal customer base of SICOR, and we do not currently have a biogenerics business. We may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the operations of the two companies, the anticipated benefits of the acquisition may not be realized.

We may not be able to repurchase the debentures, if required, upon a change of control, a termination of trading or upon your exercise of your rights to cause Teva Finance to repurchase your debentures.

In certain circumstances involving a change of control of Teva, a termination of trading of its securities or upon your exercise of your rights to cause Teva Finance to repurchase your debentures, you may require us to repurchase some or all of your debentures. Our ability to repurchase the debentures in such event may be limited by law or by the terms of agreements we may enter into. If we are restricted from issuing Teva ADRs to pay the repurchase price, as permitted under the indenture, we may not have sufficient financial resources or may not be able to arrange financing to pay the repurchase price in cash.

Future sales of our ordinary shares and ADRs in the public market could lower our stock price.

We have a substantial number of ordinary shares and ADRs subject to stock options and outstanding convertible securities (including the debentures offered by this prospectus supplement). We cannot predict the effect, if any, that future sales of our ordinary shares and ADRs or the availability of our ordinary shares and ADRs for future sale, will have on the market price of our ordinary shares and ADRs. Sales of substantial amounts of ordinary shares or ADRs, including shares issued upon the exercise of stock options or warrants or the conversion of our convertible securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our ordinary shares and ADRs or the debentures.

There may not be a liquid market for the debentures and you may not be able to sell your debentures at attractive prices or at all.

The debentures are a new issue of securities for which there is currently no trading market. Although one or more of the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. We do not intend to apply for listing of the debentures on any exchange or any automated quotation system. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could fall, and even if an active trading market were to develop, the debentures could trade at prices that may be lower than the initial offering price. The trading price of the debentures will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, results of operations and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competition; and

•	general market and economic conditions.

As a result, we cannot assure you that you will be able to sell the debentures at attractive prices or at all.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the debentures, if any, could cause the liquidity or market value of the debentures to decline significantly.

We cannot assure you what rating, if any, will be assigned to the debentures. In addition, we cannot assure you that any rating so assigned will remain for any given period of time or that the rating will not be lowered or withdrawn entirely by the rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

Because Teva is a foreign corporation, you may have difficulties enforcing your rights under the guarantee of the debentures against Teva.

Most of Teva’s directors and officers reside outside of the United States. Service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva’s assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

An Israeli court may declare a foreign civil judgment for liquidated amounts enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to Israeli law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proved to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment is at conflict with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

FORWARD LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward looking statements. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the development of our products;

•	our projected capital expenditures;

•	our liquidity; and

•	the results of the SICOR acquisition.

This prospectus contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the impact of pharmaceutical industry regulation, the difficulty of predicting U.S. Food and Drug Administration and other regulatory authority approvals, the regulatory environment and changes in the health policies and structures of various countries, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, uncertainties regarding market acceptance of innovative products newly launched, currently being sold or in development, the impact of restructuring of clients, reliance on strategic alliances, reliance on a strategy of acquiring companies, including risks related to our acquisition of SICOR, exposure to product liability claims, dependence on patent and other protections for our innovative products, exposure to potential patent liability damages for products sold “at risk”, for example, prior to the final adjudication of patent issues, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in this prospectus and in our other filings made with the SEC.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our 6-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” above and in the accompanying prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here or in the accompanying prospectus could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for the periods presented are as follows:

	(Unaudited) Nine Months Ended September 30, 2003	Year Ended December 31,
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	16.00	9.43	7.58	4.70	5.30	4.09

Teva Finance did not have any operations for the relevant periods.

CAPITALIZATION

The following table sets forth as of September 30, 2003:

•	On a historical basis;

•	On a pro-forma basis to give effect to the acquisition of SICOR, the related short-term financing and the conversion of the 1.5% Convertible Senior Debentures due 2005, in October 2003; and

•	On an as adjusted pro-forma basis to give further effect to the issuance and sale of the debentures (assuming no exercise of the underwriters’ over-allotment options) and the application of the net proceeds we receive.

You should read this table together with the unaudited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus supplement.

The number of outstanding ordinary shares includes ordinary shares held by our subsidiaries but excludes:

•	approximately 0.4 million ordinary “A” shares, which do not confer on their holder voting rights or rights to appoint directors, and approximately 2.4 million non-voting ordinary shares held by one of our subsidiaries;

•	an aggregate of approximately 18.9 million ordinary shares issuable upon exercise of options under our stock option plans; and

•	the shares issued by a Canadian subsidiary that are exchangeable into 6.3 million of our ordinary shares.

	September 30, 2003 (Unaudited)
	Actual	Pro forma	Pro forma as adjusted
	US Dollars in Millions
Short-term debt, including current maturities	232.3	265.9	265.9
SICOR acquisition short-term debt financing	—	1,130.0	147.3
1.50% Convertible Senior Debentures due 2005(1)(2)	566.5	—	—
0.75% Convertible Senior Debentures due 2021(1)	360.0	360.0	360.0

Total short-term debt	1,158.8	1,755.9	773.2

0.375% Convertible Senior Debentures due 2022(1)	450.0	450.0	450.0
0.50% Series A Convertible Senior Debentures due 2024	—	—	400.0
0.25% Series B Convertible Senior Debentures due 2024	—	—	600.0
Other long-term debt, net of current maturities	359.7	373.3	373.3

Total long-term debt	809.7	823.3	1,823.3

Shareholders’ equity:
Share capital and additional paid-in capital: ordinary shares of NIS 0.10 par value: authorized—999.6 million shares; issued and outstanding—actual—264.2 million shares; pro forma and pro forma as adjusted—299.7 million(3)	34.0	34.8	34.8
Additional paid-in capital	499.1	2,557.3	2,557.3
Deferred compensation	(0.1)	(0.1)	(0.1)
Retained earnings	1,794.2	1,094.2	1,094.2
Accumulated other comprehensive loss	110.7	110.7	110.7
Cost of Teva shares held by subsidiaries	(50.1)	(50.1)	(50.1)

Total shareholders’ equity	2,387.8	3,746.8	3,746.8

Total capitalization	4,356.3	6,326.0	6,343.3

(1)	See Note 7 of the notes to our consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus for a discussion of these securities.
(2)	Subsequent to September 30, 2003, substantially all of the 1.50% Convertible Senior Debentures due 2005 were converted into our ADRs.
(3)	See Note 9 of the notes to our consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus for a discussion of these securities.

USE OF PROCEEDS

Teva Finance estimates that it will receive net proceeds of approximately $982.7 million ($1,130.3 million if the underwriters’ over-allotment options are exercised in full). Teva Finance intends to on-lend the net proceeds from this offering to Teva USA. Teva USA will, in turn, use these funds to refinance short term bank borrowings incurred at LIBOR (one month) plus 0.94% to pay a portion of the purchase price paid in the SICOR acquisition.

DESCRIPTION OF THE DEBENTURES AND THE GUARANTEE

Teva Finance will issue the debentures under an indenture, to be dated as of January 27, 2004, among Teva Finance, Teva and The Bank of New York, as trustee, as supplemented by a supplemental indenture to be dated as of January 27, 2004. The terms of the debentures include those provided in the indenture.

The following description is only a summary of the material provisions of the debentures, the indenture and the guarantee. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these debentures. You may request copies of these documents at our address set forth under “Prospectus Supplement Summary—The Company.”

When we refer to Teva in this section, we refer only to Teva Pharmaceutical Industries Limited. When we refer to Teva Finance in this section, we refer to Teva Pharmaceutical Finance II, LLC, an indirect, wholly owned subsidiary of Teva organized under the laws of the State of Delaware.

Brief Description of the Debentures

The debentures will be:

•	limited to $400 million aggregate principal amount (plus an additional $60 million aggregate principal amount if the underwriter’s option is exercised in full) with respect to the Series A debentures and limited to $600 million aggregate principal amount (plus an additional $90 million aggregate principal amount if the underwriter’s option is exercised in full) with respect to the Series B debentures, both series being subject to reopening at the discretion of Teva Finance;

•	accruing interest at a rate of 0.50% with respect to the Series A debentures and at a rate of 0.25% with respect to the Series B debentures;

•	general unsecured obligations of Teva Finance;

•	convertible into ADRs of Teva at an initial conversion rate of 13.1925 ADRs per $1,000 principal amount (which is equivalent to a conversion price of approximately $75.80 per ADR) with respect to the Series A debentures and an initial conversion rate of 14.1819 ADRs per $1,000 principal amount (which is equivalent to a conversion price of approximately $70.51 per ADR) with respect to the Series B debentures, under the conditions and subject to adjustment described under “—Conversion Rights” and “—Distribution of Teva Ordinary Shares Instead of Teva ADRs”;

•	redeemable at Teva Finance’s option on or after August 1, 2008 with respect to the Series A debentures and on or after February 1, 2010 with respect to the Series B debentures, in either case at the principal amount, plus accrued and unpaid interest;

•	subject to repurchase by Teva Finance at your option on August 1, 2008, February 1, 2014 and February 1, 2019 with respect to the Series A debentures and February 1, 2010, February 1, 2014 and February 1, 2019 with respect to the Series B debentures or, in the case of both series, if a change of control or a termination of trading as defined in this prospectus supplement occurs; and

•	due on February 1, 2024, unless earlier redeemed by Teva Finance at its option or converted or repurchased by Teva Finance at your option.

The indenture restricts Teva Finance from paying dividends, incurring other indebtedness or repurchasing its or Teva’s securities, except with respect to the issuance of additional securities that have the same ranking, interest rate and other terms as the debentures. The indenture does not, however, contain any other financial covenants with respect to Teva Finance or any financial covenants applicable to Teva. The indenture does not protect you in the event of a highly leveraged transaction or change of control of Teva or Teva Finance except to the extent described under “—Repurchase at Option of Holders—Upon a Change of Control or Termination of Trading” below.

You may present definitive debentures for conversion, registration of transfer and exchange without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global debentures, see “—Form, Denomination and Registration.”

Description of the Guarantee

Teva will irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption or by acceleration or otherwise, of the principal of and interest (including any additional amounts in respect of taxes as provided herein), if any, on the debentures. The guarantee will be enforceable by the trustee, the holders and their successors, transferees and assigns.

The guarantee will be an unsecured senior obligation of Teva. As indebtedness of Teva, it will be effectively subordinated against all indebtedness and liabilities of Teva’s subsidiaries.

Interest

The debentures will bear interest from January 27, 2004 at the rate of 0.50% per year with respect to the Series A debentures and 0.25% per year with respect to the Series B debentures, subject to adjustment upon the occurrence of a Reset Transaction. See “—Interest Rate Adjustments” below. Teva Finance will pay interest semiannually in arrears on February 1 and August 1 of each year to the holders of record at the close of business on the preceding January 15 and July 15, respectively, beginning August 1, 2004. In general, Teva Finance will not pay interest accrued and unpaid on any debenture that is converted into Teva’s ADRs. See “—Conversion Rights” below.

Except as provided below, Teva Finance will pay interest on:

•	the global debentures to DTC in immediately available funds;

•	any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these debentures; and

•	any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these debentures.

At maturity, Teva Finance will pay interest on the definitive debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Teva Finance will pay principal on:

•	the global debentures to DTC in immediately available funds;

•	any definitive debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. References to payments of interest in this section, unless the context otherwise requires, refer to the payment of interest and additional amounts in respect of taxes, if any.

Interest Rate Adjustments

If a Reset Transaction occurs, the interest rate with respect to a series will be adjusted to equal the Adjusted Interest Rate for such series from the effective date of such Reset Transaction to, but not including, the effective date of any succeeding Reset Transaction.

A “Reset Transaction” means:

•	a merger, consolidation or statutory share exchange to which the issuer of the ordinary shares is a party;

•	a sale of all or substantially all the assets of that issuer;

•	a recapitalization of those ordinary shares; or

•	a distribution described in clause (4) of the eighth paragraph under “—Conversion Procedures” below, after the effective date of which transaction or distribution the debentures would be convertible into:

•	ordinary shares or ADRs which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5 percentage points higher than the dividend yield on Teva’s ADRs or ordinary shares for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

•	ordinary shares or ADRs of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity’s ordinary shares for the next four fiscal quarters that would result in such a 2.5 percentage point increase.

The “Adjusted Interest Rate” with respect to any Reset Transaction and any series of debentures will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by Teva Finance or its successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a debenture of such series immediately after the later of:

•	the public announcement of the Reset Transaction; or

•	the public announcement of a change in dividend policy in connection with the Reset Transaction,

will most closely equal the average Trading Price (as defined below) of a debenture of such series for the 20 trading days preceding the date of such public announcement. However, the Adjusted Interest Rate will not be less than 0.50% per year with respect to the Series A debentures and 0.25% with respect to the Series B debentures.

For purposes of the definition of Reset Transaction, the dividend yield on any security, including an ADR, for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security or, in the case of an ADR, on the aggregate securities represented by that ADR for that period, divided by, if with respect to dividends paid on that security, the average Trading Price of the security during that period and, if with respect to dividends proposed to be paid on the security, the Trading Price of such security on the effective date of the related Reset Transaction.

The “Trading Price” of a security on any date of determination means:

•	the closing sale price of that security on the New York Stock Exchange (“NYSE”) on that date;

•	if that security is not listed on the NYSE on that date, the closing sale price as reported on that date by the Nasdaq National Market;

•	if that security is not so listed on the NYSE and not quoted on the Nasdaq National Market on that date, the closing sale price as reported on that date in the composite transactions for the principal U.S. securities exchange on which that security is listed;

•	if that security is not so listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market on that date, the dollar equivalent of the closing sale price of the security on that date on the Tel Aviv Stock Exchange;

•	if that security is not so reported, the last price quoted by Interactive Data Corporation for that security on that date or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

•	if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security on that date from at least two dealers recognized as market-makers for that security selected by us for this purpose;

•	if such bid and ask prices are not available, the average of that last bid and ask prices for that security on that date from a dealer engaged in the trading of securities of the same type as such security selected by us for this purpose; or

•	if such bid and ask prices are not available, the conversion value of the debentures, as described in “—Conversion Rights—Conversion Upon Satisfaction of Market Price Conditions” below.

Conversion Rights

General

You may convert any outstanding debentures at the times described below into Teva’s ADRs, initially at the initial conversion rate per $1,000 principal amount of debentures of:

•	13.1925 ADRs (which is equivalent to a conversion price of approximately $75.80 per ADR) with respect to the Series A debentures; and

•	14.1819 ADRs (which is equivalent to a conversion price of approximately $70.51 per ADR) with respect to the Series B debentures.

The conversion rate is, however, subject to adjustment as described below. You will not receive fractional ADRs upon conversion of debentures. Instead, Teva Finance will pay a cash adjustment based upon the Trading Price of Teva’s ADRs on the business day immediately preceding the conversion date. You may convert debentures only in denominations of $1,000 and whole multiples of $1,000.

Holders may surrender debentures of a series for conversion into Teva’s ADRs only under the following circumstances:

•	during any conversion period, as described below, if the Trading Price, as defined above, of Teva’s ADRs for at least 20 trading days in the 30-trading-day period ending on the first day of the conversion period was more than 130% of the conversion price in effect per ADR at that thirtieth trading day;

•	during the five-business-day period following any 10-consecutive-trading-day period in which the average of the Trading Prices for the debentures of such series for that 10-trading-day period was less than 98% of the average conversion value, as described below, for the debentures of such series during that period;

•	during any period in which the senior unsecured debt rating assigned to Teva by Standard & Poor’s is below BB+, or during which Standard & Poor’s has no such rating;

•	if Teva Finance has called the debentures for redemption; or

•	upon the occurrence of the specified corporate transactions discussed below.

You may exercise conversion rights under the conditions described above prior to, but not later than, the close of business on the business day preceding the maturity date of the debentures of such series. However, if you are a holder of debentures of such series that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date for such series, unless Teva Finance defaults in payment of the redemption price. In addition, if you have exercised your right to require Teva Finance to repurchase your debentures you may convert your debentures into Teva’s ADRs only if you withdraw your notice and convert your debentures prior to the close of business on the business day immediately preceding the repurchase date.

Conversion Upon Satisfaction of Market Price Conditions

You may surrender any of your debentures for conversion into Teva’s ADRs during any conversion period if the Trading Price, as defined above, of Teva’s ADRs for at least 20 trading days in the 30-trading-day period ending on the first day of the conversion period exceeds 130% of the conversion price per share of Teva’s ADRs on that thirtieth trading day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter.

You also may surrender any of your debentures of a series for conversion into Teva’s ADRs during the five-business-day period following any 10-consecutive-trading-day period in which the average of the Trading Prices for the debentures of that series for that 10-trading-day period was less than 98% of the average conversion value for the debentures of such series during that period. “Conversion value” with respect to debentures of a series is equal to the product of the Trading Price for Teva’s ADRs on a given day multiplied by the then-current conversion rate with respect to that series, which is the number of Teva’s ADRs into which each debenture of such series is then convertible.

Conversion Upon Credit Rating Event

You may surrender any of your debentures for conversion during any conversion period in which the senior unsecured debt rating assigned to Teva by Standard & Poor’s Ratings Group is below BB+, or in which such rating assigned to Teva is suspended or withdrawn by Standard & Poor’s or in which Standard & Poor’s is not rating Teva.

Conversion Upon Notice of Redemption

You may surrender for conversion any debentures we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the debentures are not otherwise convertible at that time. If you already have exercised your right to require Teva Finance to repurchase your debentures, you may not surrender such debentures for conversion until you have withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

If Teva elects to:

•	distribute to all holders of Teva’s ordinary shares certain rights entitling them to purchase, for a period expiring within 60 days, Teva’s ordinary shares (directly or indirectly through ADRs) at less than the Trading Price of Teva’s ordinary shares at that time; or

•	distribute to all holders of Teva’s ordinary shares assets, debt securities or certain rights to purchase Teva’s securities, which distribution has a per share value exceeding 5% of the Trading Price of Teva’s ordinary shares on the day preceding the declaration date for the distribution,

Teva Finance must notify the holders of debentures at least 20 days prior to the ex-dividend date for the distribution. Once Teva Finance has given that notice, holders may surrender their debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or its announcement that the distribution will not take place. No adjustment to the ability of a holder of debentures to convert will be made if the holder will otherwise participate in the distribution without conversion.

In addition, if Teva is party to a consolidation, merger or binding share exchange pursuant to which Teva’s ordinary shares would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If Teva is party to a consolidation, merger or binding share exchange pursuant to which Teva’s ordinary shares are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into Teva’s ordinary shares will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such debentures immediately prior to the transaction. If the transaction also constitutes a “change of control,” as defined below, the holder can require us to repurchase all or a portion of its debentures as described under “—Repurchase at Option of Holders—Upon a Change of Control or Termination of Trading.”

Conversion Procedures

Upon exercise of your conversion rights or, if Teva Finance so elects, following exercise of your repurchase rights, Teva Finance will be obligated to deliver the number of Teva ADRs to which you are entitled. In the indenture Teva has agreed with Teva Finance and with each holder to deliver or cause to be delivered its ADRs to Teva Finance to satisfy exercises of such rights. Teva has reserved 15,854,061 of its ordinary shares for issuance, which shares it has agreed to deposit in exchange for its ADRs upon the conversion of the debentures (reflecting exercise in full of the underwriters’ over-allotment options).

Except as provided below, if you convert your debentures into Teva’s ADRs on any day other than an interest payment date, you will not receive any interest that has accrued on these debentures. By delivering to the holder the number of ADRs issuable upon conversion, together with a cash payment, if any, in lieu of fractional ADRs, Teva Finance will satisfy its obligation with respect to the debentures. However, for U.S. federal income tax purposes, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and unpaid on such debentures, notwithstanding the conversion of such debentures prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such debentures for conversion, you must pay Teva Finance an amount equal to the interest that is scheduled to be paid on such interest payment date in respect of the debentures being converted.

You are not required to make such payment if you convert your debentures after they are called by Teva Finance for redemption. Accordingly, if Teva Finance calls your debentures for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your debentures, you will not be required to pay Teva Finance at the time you surrender such debentures for conversion the amount of interest on such debentures you will receive on the date that has been fixed for redemption. Furthermore, if Teva Finance calls your debentures for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date you choose to convert your debentures, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your debentures.

You will not be required to pay any taxes (other than income taxes, if any) or duties relating to the issuance or delivery of Teva’s ADRs if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the ADRs in a name other than yours. ADRs will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid. In addition, you will be required to pay ADR issuance fees upon conversion of the debentures into ADRs. See “Description of American Depositary Shares—Charges of Depositary” in the accompanying prospectus.

To convert interests in the global debentures, you must deliver to DTC, Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) or Clearstream Banking S.A. (formerly Cedelbank) (“Clearstream”), as applicable, the appropriate instruction form for conversion pursuant to DTC’s conversion program or in accordance with the normal operating procedures of Euroclear or Clearstream, as applicable, after application has been made to make the underlying ADRs eligible for trading on Euroclear or Clearstream, as applicable. To convert a definitive debenture, you must:

•	complete the conversion notice on the back of the debenture or a copy of the notice;

•	deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the debentures to be converted to which you are not entitled, as described in the second and third preceding paragraphs; and

•	pay all taxes or duties, if any, and ADR issuance fees, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. An ADR into which the debentures are converted, and cash in lieu of any fractional ADRs, will be delivered as soon as practicable on or after the conversion date.

Teva Finance will adjust the initial conversion rate with respect to debentures of a series upon:

(1)	the issuance of Teva ordinary shares as a dividend or a distribution on Teva’s ordinary shares, in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction:

•	the numerator of which is the sum of (a) the number of Teva ordinary shares outstanding on the record date fixed for the dividend or distribution plus (b) the total number of shares constituting the dividend or distribution; and

•	the denominator of which is the number of Teva ordinary shares outstanding on the record date fixed for the dividend or distribution;

(2)	subdivisions, splits and combinations of Teva’s ordinary shares, in which event the conversion rate will be proportionately increased or reduced;

(3)	the issuance by Teva of rights or warrants to all holders of Teva ordinary shares entitling holders to subscribe for or purchase Teva ordinary shares for less than their current market price, in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction:

•	the numerator of which is the sum of (a) the number of Teva ordinary shares outstanding on the record date fixed for the distribution plus (b) the total number of additional Teva ordinary shares offered for subscription or purchase; and

•	the denominator of which is the sum of (a) the number of Teva ordinary shares outstanding on the record date fixed for the distribution plus (b) the total number of Teva ordinary shares which the aggregate offering price of the total number of Teva ordinary shares offered for subscription or purchase would purchase at the current market price;

(4)	distributions to all holders of Teva ordinary shares of our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities (excluding (A) any dividend, distribution or issuance covered by clause (1) or (3) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction:

•	the numerator of which is the current market price of a share of Teva’s ordinary shares; and

•	the denominator of which is (a) the current market price of a share of Teva’s ordinary shares minus (b) the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one ordinary share.

In the event that we make a distribution to all holders of Teva ordinary shares consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of Teva’s ordinary shares, in each case based on the average of the closing sales prices of those securities for each of the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NYSE, Nasdaq National Market, or such other national or regional exchange or market on which the securities are then listed or quoted;

(5)	distributions by us consisting exclusively of cash to all holders of Teva ordinary shares, excluding any cash dividend on Teva ordinary shares to the extent that the aggregate cash dividend per share of Teva ordinary shares in any quarterly period does not exceed the greater of:

(A)	the preceding quarterly cash dividend on Teva ordinary shares to the extent that such quarterly dividend did not exceed the greater of the amounts under this clause (A) and the following clause (B) calculated at the time of payment, as adjusted to reflect subdivisions or combinations of our ordinary shares after payment of such preceding quarterly dividend;

(B)	0.125% of the arithmetic average of the closing prices of Teva ordinary shares during the ten trading days immediately prior to the declaration of the dividend; and

(C)	$.075 per share, as adjusted to reflect subdivisions or combinations of Teva ordinary shares;

in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction:

•	the numerator of which will be the current market price of a share of Teva’s ordinary shares; and

•	the denominator of which will be (a) the current market price of a share of Teva’s ordinary shares minus (b) the amount per share of such dividend increase (as determined below) or distribution.

If an adjustment is required to be made under this clause (5) as a result of a cash dividend in any three-month period that exceeds the dividend threshold amounts, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount (the “dividend increase”). If an adjustment is otherwise required to be made under this clause (5), the adjustment would be based upon the full amount of the distribution; and

(6)	purchases of Teva ordinary shares or ADRs pursuant to a tender offer made by Teva or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with:

(A)	any cash and the fair market value of any other consideration paid in any other tender offer by Teva or any of its subsidiaries for Teva ordinary shares or ADRs expiring within the 12 months preceding such tender offer for which no adjustment has been made, plus

(B)	the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of Teva ordinary shares within 12 months preceding the expiration of such tender offer for which no adjustments have been made, exceeds 10% of Teva’s market capitalization on the expiration of such tender offer, in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction:

•	the numerator of which will be the product of (a) the number of Teva ordinary shares outstanding (including any tendered shares) at the expiration of the tender offer and (b) the current market price of a share of Teva’s ordinary shares at such expiration time; and

•	the denominator of which will be (a) the product of (X) the number of Teva ordinary shares outstanding (including any tendered shares) at the expiration of the tender offer and (Y) the current market price of Teva’s ordinary shares at such expiration time minus (b) the amount by which such combined amounts exceeds 10% of Teva’s market capitalization.

If rights or warrants for which an adjustment to the conversion rate has been made expire unexercised, the conversion rate will be readjusted to take into account the actual number of such rights or warrants which were exercised.

The above adjustments assume that each ADR continues to represent one Teva ordinary share. If the number of Teva ordinary shares represented by each ADR changes, the conversion rate will be adjusted accordingly.

We will not be required to make an adjustment in the base conversion rate unless the adjustment would require a change of at least 1% in the base conversion rate; provided that we will carry forward any adjustments that are less than 1% of the base conversion rate and make such carried forward adjustments within one year of the first such adjustment carried forward, regardless of whether the aggregate adjustment is less than 1%, or, if earlier, the date on which such carried forward adjustments first exceed 1% of the base conversion rate.

If Teva:

•	reclassifies or changes its ordinary shares (other than changes resulting from a subdivision, split or combination); or

•	consolidates or combines with or merges into any person, or sells or conveys to another person all or substantially all of the property and assets of Teva and its subsidiaries, or liquidates, dissolves or winds up and the holders of Teva’s ordinary shares receive ordinary shares, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their ordinary shares, the debentures will become convertible into the consideration they would have received if they had converted their debentures immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. Teva may not become a party to any such transaction unless its terms are consistent with the foregoing.

The conversion rate at which, and the property or assets into which, the debentures are convertible after an adjustment described in this section “— Conversion Procedures” shall be subject to further adjustment in the same manner when subsequent events of the type described in this section occur.

If a taxable distribution to holders of Teva’s ADRs or ordinary shares or other transaction occurs which results in any adjustment of the conversion rate, you may be deemed to have received a distribution subject to U.S. income tax as a dividend. In other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our ADRs. See “United States Federal Income Tax Considerations.”

Teva Finance may from time to time, to the extent permitted by law, increase the conversion rate of the debentures by any amount for any period of at least 20 days. In that case, Teva Finance will give at least 15 days’ notice of such increase.

Distribution of Teva Ordinary Shares Instead of Teva ADRs

Upon conversion of your debentures, you will receive ADRs representing Teva ordinary shares. If you receive Teva ADRs and prefer to hold Teva ordinary shares directly, you may withdraw the underlying Teva ordinary shares by following the relevant procedures of the depositary for the Teva ordinary shares. Such withdrawals are expected to be subject only to

(1)	any temporary delays caused by closing transfer books of the depositary or Teva or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, if applicable,

(2)	the payment of any related fees, taxes, and similar charges (which you will be responsible for), and

(3)	compliance with any U.S. or foreign laws or governmental regulations in force at that time relating to Teva ADRs or to the withdrawal of deposited securities.

If, following conversion of your debentures into ADRs, you decide to withdraw the underlying Teva ordinary shares in exchange for your ADRs, your ability to sell the ordinary shares on the Tel Aviv Stock Exchange may be restricted under Israeli law under one of the following restrictions:

(1)	you may not sell the ordinary shares on the Tel Aviv Stock Exchange for a period of 24 months following the initial issuance of the debentures; or

(2)	you may not sell the ordinary shares for a period of three to twelve months following the initial issuance of the debentures, and in addition, you may be subject to certain volume limitations on the sale of such shares for an additional twelve to twenty-four month period.

However, these restrictions will not affect your ability to sell the ADRs or your ability to sell the ordinary shares other than on the Tel Aviv Stock Exchange.

Each Teva ADR currently represents one Teva ordinary share. Teva ADRs may, however, in the future represent other securities or property as well, as a result of any non-cash distributions in respect of Teva ordinary shares that are not distributed to Teva ADR holders but instead are held by the depositary on behalf of Teva ADR holders. The terms of the deposit agreement defining the rights of holders of Teva ADRs may he altered at any time, and the deposit agreement may be replaced by another deposit agreement with differing terms.

Any Teva ADRs we deliver to you will be transferable by you to the same extent as the debentures you held (assuming you are not affiliated with Teva or Teva Finance and excepting any transfer restrictions you have yourself caused). You will be responsible for paying any and all brokerage costs if you sell any Teva ADRs you receive. Teva will not issue fractional Teva ADRs.

If Teva ordinary shares cease to be represented by ADRs issued under a depositary receipt program sponsored by Teva, or Teva ADRs cease to be quoted on the Nasdaq National Market (and are not at that time listed on the New York Stock Exchange or another United States national securities exchange), all references in this prospectus supplement to the Teva ADRs will be deemed to have been replaced by a reference to:

(1)	the number of Teva ordinary shares corresponding to the Teva ADRs on the last day on which the Teva ADRs were quoted on the Nasdaq National Market; and

(2)	as adjusted pursuant to the adjustment provisions above, any other property the Teva ADRs represented as if such other property had been distributed to holders of the Teva ADRs on that day.

Optional Redemption by Teva Finance

At any time on or after August 1, 2008 with respect to Series A and on or after February 1, 2010 with respect to Series B, Teva Finance may redeem some or all of the debentures at a redemption price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, except for debentures that it is required to repurchase as provided under “—Repurchase at Option of Holders—On Specified Dates.” Teva Finance must give at least 20 but not more than 60 days’ notice of any redemption.

In addition, Teva Finance will pay interest on the debentures being redeemed, including those debentures that are converted into Teva’s ADRs after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is after a record date and on or before the succeeding interest payment date, Teva Finance will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom Teva Finance will pay the redemption price.

If Teva Finance does not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any debentures are to be redeemed in part only, Teva Finance will issue a new debenture or debentures in principal amount equal to the unredeemed principal portion thereof. If a portion of your debentures is selected for partial redemption and you convert or elect repurchase of a portion of your debentures, the converted or repurchased portion will be deemed to be taken from the portion selected for redemption.

If you have exercised your right to require Teva Finance to repurchase your debentures, you may participate in a redemption by Teva Finance only if you withdraw your notice prior to the close of business on the business day preceding the repurchase date.

Repurchase at Option of Holders

On Specified Dates

Each holder may require the Teva Finance to purchase the debentures on the following dates:

•	in the case of Series A debentures, on August 1, 2008, February 1, 2014 and February 1, 2019; and

•	in the case of Series B debentures, on February 1, 2010, February 1, 2014 and February 1, 2019.

On these dates, you will have the right to require Teva Finance to repurchase all of your debentures, or any portion of those debentures, that is equal to $1,000 or a whole multiple of $1,000, for which a written purchase notice has been properly delivered and not withdrawn. You may submit your debentures for repurchase to The Bank of New York, as paying agent (the “paying agent”) at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date.

The repurchase price of a debenture will be equal to 100% of its principal amount plus accrued and unpaid interest.

With respect to a repurchase on August 1, 2008, in the case of the Series A debentures, or on February 1, 2010, in the case of the Series B debentures, instead of paying the repurchase price in cash, Teva Finance may, at its option, pay the purchase price in cash or Teva ADRs, or any combination of cash or ADRs. The number of Teva’s ADRs a holder will receive will equal the repurchase price divided by the average Trading Price of Teva’s ADRs for the five trading day period ending on the third business day prior to the applicable repurchase date, appropriately adjusted to take into account the occurrence of events that would result in an adjustment of the conversion rate with respect to Teva’s ADRs.

Teva Finance will be required to give notice on a date not less than 20 business days prior to the repurchase date to all holders of debentures, stating among other things:

•	whether Teva Finance will pay the purchase price of debentures in cash or Teva’s ADRs or any combination of cash and ADRs, specifying the percentages of each;

•	if Teva Finance elects to pay in ADRs the method of calculating the price of the ADRs; and

•	the procedures that holders must follow to require Teva Finance to purchase their debentures.

The repurchase notice given by each holder electing to require Teva Finance to repurchase debentures shall state:

•	the certificate numbers of the holder’s debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000;

•	that the debentures are to be purchased by Teva Finance pursuant to the applicable provisions of the debentures; and

•	in the event Teva Finance elects, in the notice that it is required to give, to pay the repurchase price in Teva’s ADRs, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in ADRs is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:

(1)	to withdraw the repurchase notice as to some or all of the debentures to which it relates, or

(2)	to receive cash in respect of the entire purchase price for all debentures or portions of debentures subject to such repurchase notice.

If the holder fails to indicate the holder’s choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances.

Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. In the event that Teva Finance exercises its right to redeem the debentures, you may participate in a redemption only if you provide such written notice of withdrawal on a timely basis.

The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the debentures being withdrawn; and

•	the principal amount, if any, of the debentures that remains subject to the purchase notice.

Teva Finance will pay cash based on the average market price for all fractional shares of ADRs in the event it elects to deliver ADRs in payment, in whole or in part, of the purchase price.

Because the average market price of the ADRs is determined prior to the applicable purchase date, holders of debentures bear the market risk with respect to the value of the ADRs to be received from the date such average market price is determined to such purchase date. Teva Finance may pay the purchase price or any portion of the purchase price in ADRs only if the information necessary to calculate the average Trading Price is published in a daily newspaper of national circulation within the United States.

Upon determination of the actual number of ADRs in accordance with the foregoing provisions, Teva Finance will publish such information in The Wall Street Journal and on Teva’s Web site on the World Wide Web.

Teva Finance’s right to purchase debentures, in whole or in part, with Teva’s ADRs is subject to our satisfying various conditions, including the registration of the ADRs under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if required.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, Teva Finance will pay the purchase price of the debentures of the holder entirely in cash. Teva Finance may not change the form or components or percentages of components of consideration to be paid for the debentures once Teva Finance has given the notice that it is required to give to holders of debentures, except as described in the first sentence of this paragraph.

In connection with any purchase offer, Teva Finance will:

•	comply with the provisions of Rule 13e-4, Rule 14e-l and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule 13E-4 or any other required schedule under the Exchange Act.

Payment of the purchase price for a debenture for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date or the time of delivery of the debenture.

Holders may surrender a debenture for purchase by Teva Finance by means of book entry delivery in accordance with the provisions set forth in the indenture and the regulations of DTC. A security will be considered to have been surrendered to a paying agent upon receipt by such paying agent of a copy of an irrevocable notice given by DTC to the holder of the certificate corresponding to such security instructing it to deliver such certificate to the relevant registrar for cancellation.

If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the debenture will cease to be outstanding and interest on such debenture will cease to accrue, whether or not the debenture is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debenture.

No debentures may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the debentures described under “—Events of Default” other than a default in the payment of the purchase price with respect to such debentures.

Upon a Change of Control or a Termination of Trading

If a change of control (as defined below) or a termination of trading occurs, you will have the right to require Teva Finance to repurchase all of your debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000. The repurchase date is 45 days after the date Teva Finance gives notice of a change of control or a termination of trading.

The repurchase price of a debenture will be equal to 100% of its principal amount plus accrued and unpaid interest.

Instead of paying the repurchase price in cash upon a change of control, Teva Finance may, at its option, pay the repurchase price in cash or Teva ADRs, or any combination of cash and ADRs. The number of ADRs a holder will receive will equal the repurchase price divided by the average Trading Price of Teva ADRs calculated as described above under “—Repurchase at Option of Holders—On Specified Dates.”

Within 30 days after the occurrence of a change of control or a termination of trading, Teva Finance is required to notify you of such occurrence and your resulting repurchase right. The notice will be similar to the notice described under “—Repurchase at Option of Holders—On Specified Dates.” To exercise the repurchase right, you must deliver prior to or on the 30th day after the date of Teva Finance’s notice, written notice to the trustee of your exercise of your repurchase right.

The repurchase notice given by each holder electing to require Teva Finance to repurchase debentures shall contain the information described under “—Repurchase at Option of Holders—On Specified Dates.”

Teva Finance will pay cash based on the average market price for all fractional shares of ADRs in the event Teva Finance elects to deliver ADRs in payment of the repurchase price upon a change of control.

You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date, so long as you also convert these debentures prior to the close of business on the business day immediately preceding the repurchase date. Teva Finance will not pay interest accrued and unpaid on any of the debentures you convert.

A “change of control” will be deemed to have occurred at such time after the original issuance of the debentures when either of the following has occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section l3(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of Teva’s capital stock entitling that person to exercise 50% or more of the total voting power of all shares of Teva’s capital stock entitled to vote generally in elections of directors, other than any acquisition by Teva, any of its subsidiaries, including Teva Finance, or any employee benefit plans; or

•	Teva’s consolidation or merger with or into any other person, any merger of another person into Teva, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of Teva’s properties and assets to another person, other than any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Teva’s capital stock or (B) pursuant to which holders of Teva’s capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Teva’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction.

However, a change of control will be deemed not to have occurred if

(1)	at least 90% of the consideration in the transaction or transactions constituting a change in control consists of securities traded or to be traded immediately following such change in control on a U.S. national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the debentures become convertible solely into such security; or

(2)	the closing sale price per share of Teva’s ADRs for any five trading days within:

•	the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first clause of the definition of change of control above, or

•	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second clause of the definition of change of control above, equals or exceeds 110% of the conversion price of the debentures in effect on each such trading day.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “termination of trading” will be deemed to have occurred if neither our ADRs nor our ordinary shares are listed for trading on a U.S. national securities exchange, reported on a U.S. national securities system subject to last sale reporting or quoted on the Nasdaq National Market.

Teva Finance’s right to purchase debentures, in whole or in part, with Teva’s ADRs upon a change of control is subject to our satisfying various conditions, including the registration of the ADRs under the Securities Act and the Exchange Act, if required.

If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, Teva Finance will pay the purchase price of the debentures of the holder entirely in cash. Teva Finance may not change the form or components or percentages of components of consideration to be paid for the debentures once Teva Finance has given the notice it is required to give to holders of debentures, except as described in the first sentence of this paragraph.

In connection with any purchase offer, Teva Finance will:

•	comply with the provisions of Rule 13e-4, Rule 14e-l and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule 13E-4 or any other required schedule under the Exchange Act.

Teva Finance may, to the extent permitted by applicable law, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The change of control feature of the debentures may in certain circumstances make more difficult or discourage a takeover of Teva and thus, the removal of incumbent management. The repurchase right is not the result of Teva or Teva Finance’s knowledge of any effort of any party to accumulate any ADRs or ordinary shares or to obtain control of Teva by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by us to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between us and the underwriters.

The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

Teva Finance’s ability to repurchase debentures on August 1, 2008 ( with respect to the Series A debentures only), February 1, 2010 (with respect to the Series B debentures only), February 1, 2014 and February 1, 2019, upon the occurrence of a change of control or upon a termination of trading is subject to important limitations. The occurrence of a change of control or a termination of trading could cause an event of default under, or be prohibited or limited by, the terms of debt that Teva may incur in the future. If Teva is restricted from issuing ADRs to pay the repurchase price, as permitted under the indenture, it may not have sufficient financial resources or may not be able to arrange financing to pay the repurchase price in cash. Any failure by Teva to repurchase the debentures when required would result in an event of default under the indenture. Any such default may, in turn, cause a default under other debt that Teva may incur in the future.

Events of Default

Each of the following constitutes an event of default under the indenture:

(1)	Teva Finance’s failure to pay when due the principal of any of the debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)	Teva Finance’s failure to pay an installment of interest on any of the debentures for 30 days after the date when due;

(3)	Teva’s failure to perform its obligations under the guarantee;

(4)	Teva’s or Teva Finance’s failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture for a period of 60 days after written notice of such failure, requiring Teva or Teva Finance, as the case may be, to remedy the same, shall have been given to Teva Finance by the trustee or to Teva Finance and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

(5)	Teva’s or Teva Finance’s default under any Indebtedness (as defined below) for money borrowed by it, the aggregate outstanding principal amount of which is in an amount in excess of $25 million, for a period of 30 days after written notice to Teva Finance by the trustee or to Teva Finance and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding, which default:

•	is caused by Teva or Teva Finance’s, as the case may be, failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•	results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

(6)	Teva or Teva Finance’s bankruptcy, insolvency or reorganization.

The indenture will provide that the trustee shall (other than in the case of (6) above, which shall result in the debentures becoming immediately due and payable), within 90 days of the occurrence of a default, give to the registered holders of the debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the debentures when due or in the payment of any redemption or repurchase obligation.

If an event of default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of a series of debentures affected then outstanding may declare the principal amount of the debentures due and payable together with accrued interest, and then the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the debentures then outstanding or a majority in aggregate principal amount of the debentures represented at a meeting at which a quorum is present, in each case upon the conditions provided in the indenture.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the debentures of each series then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the debentures of each series then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Teva Finance will be required to furnish annually to the trustee a statement as to the fulfillment of its obligations under the indenture.

“Indebtedness” means, with respect to any person:

(1)	any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed such person in the ordinary course of business in connection with the obtaining of materials or services;

(2)	obligations under exchange rate contracts or interest rate protection agreements;

(3)	any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

(4)	any liability of another person of the type referred to in clause (1), (2) or (3) which has been assumed or guaranteed by such person; and

(5)	any obligations described in clauses (1) through (3) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person.

Additional Tax Amounts

Neither Teva Finance as the issuer nor Teva as the guarantor will withhold or deduct from payments made with respect to the debentures on account of any present or future taxes, duties, assessments or governmental charges imposed by or on behalf of any United States or Israeli taxing authority unless such withholding or deduction is required by law. In the event that Teva Finance or Teva is required to withhold or deduct on account of any such taxes from any payment made under or with respect to the debentures, Teva Finance or Teva, as the case may be, will pay such additional tax amounts so that the net amount received by each holder of debentures, including those additional tax amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted.

Additional tax amounts will not be payable with respect to a payment made to a holder of debentures to the extent:

(1)	the holder is:

•	able to avoid such withholding or deduction by making a declaration of non-residence or other claim for exemption to the tax authority, or

•	liable for such taxes, duties, assessments or governmental charges in respect of the debentures by reason of its having some connection with the taxing jurisdiction other than merely by the holding of the debentures;

(2)	of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the debentures, except as otherwise provided in the indenture; or

(3)	that any such taxes would not have been imposed but for the presentation of such debentures, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional tax amounts had the debentures been presented for payment on any date during such 30-day period.

Consolidation, Merger or Assumption

Teva Finance may, without the consent of the holders of debentures, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation, limited liability company, partnership or trust organized under the laws of the United States, any state thereof and the District of Columbia, provided that:

•	the successor entity assumes all of the obligations of Teva Finance under the indenture and the debentures; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Teva may, without the consent of the holders of debentures, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation provided that:

•	the successor corporation assumes all of the obligations of Teva under the indenture and the debentures; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

The indenture provides that so long as any debentures are outstanding, all of Teva Finance’s membership interests will be owned directly or indirectly by Teva or its successor.

Modifications, Amendments and Meetings

Changes Requiring Approval of Each Affected Holder

The indenture cannot be modified or amended without the written consent or the affirmative vote of the holder of each debenture affected by such change to:

•	change the maturity of the principal of or any installment of interest on that debenture;

•	reduce the principal amount of or interest on that debenture;

•	change the currency of payment of that debenture or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to that debenture;

•	modify Teva Finance’s obligations to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or termination of trading or the conversion rights of holders of the debentures;

•	modify Teva’s obligation to own, directly or indirectly, all of Teva Finance’s outstanding membership interests;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of debentures;

•	modify the guarantee in a manner adverse to the holders of the debentures;

•	reduce the percentage in aggregate principal amount of debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of debentures at which a resolution is adopted.

Changes Requiring Majority Approval

Except as described above, the indenture may be modified or amended either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of each series of debentures affected at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of each series of debentures affected represented at such meeting.

Changes Requiring No Approval

The indenture may be modified or amended by Teva Finance, Teva and the trustee, without the consent of the holder of any debenture, for the purposes of, among other things:

•	adding to Teva or Teva Finance’s covenants for the benefit of the holders of debentures;

•	surrendering any right or power conferred upon Teva or Teva Finance;

•	providing for conversion rights of holders of debentures if any reclassification or change of Teva’s ADRs or ordinary shares or any consolidation, merger or sale of all or substantially all of Teva’s assets occurs;

•	providing for the assumption of Teva or Teva Finance’s obligations to the holders of debentures in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of debentures;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	curing any ambiguity, supplying any omission or correcting any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of Teva Finance’s board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect; or

•	adding or modifying any other provisions which Teva Finance and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures.

Meetings

The indenture contains provisions for convening meetings of the holders of debentures to consider matters affecting their interests.

Quorum

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of each series of debentures affected at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

Satisfaction and Discharge

Teva Finance and Teva may satisfy and discharge their obligations under the indenture while debentures remain outstanding if:

•	all outstanding debentures will become due and payable at their scheduled maturity within one year; or

•	all outstanding debentures are scheduled for redemption within one year,

and, in either case, Teva Finance has deposited with the trustee an amount sufficient to pay and discharge all outstanding debentures on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

The indenture and the debentures will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee, Paying Agent and Conversion Agent

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debentures. The Bank of New York, 101 Barclay Street, New York, New York, 10286, is the depositary for Teva’s ADRs. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Form, Denomination and Registration

Denomination and Registration. The debentures will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Debentures; Book-Entry Form. The debentures will be represented by permanent global debentures in definitive, fully registered form without interest coupons. The global debentures will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Except as set forth below, the global debentures will be transferable, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Upon the issuance of the global debentures, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global debentures to the accounts of participants. The accounts credited were designated by the underwriters of the beneficial interests. Ownership of beneficial interests in the global debentures is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debentures is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global debentures other than participants).

So long as DTC or its nominee is the registered holder and owner of the global debentures, DTC or its nominee, as the case may be, will be considered the sole legal owner of the debentures represented by the global debentures for all purposes under the indenture and the debentures. Except as set forth below, owners of beneficial interests in the global debentures will not be entitled to receive definitive debentures and will not be considered to be the owners or holders of any debentures under the global debentures. Teva Finance understands that under existing industry practice, in the event an owner of a beneficial interest in the global debentures desires to take any action that DTC, as the holder of the global debentures, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global debentures will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Teva Finance will make payments of the principal and interest on the debentures represented by the global debentures registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debentures.

Teva Finance expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global debentures, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debentures as shown on the records of DTC or its nominee. Teva Finance also expects that payments by participants and indirect participants to owners of beneficial interests in the global debentures held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and none of Teva Finance, Teva, the trustee or any paying agent or conversion agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global debentures;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in the global debentures.

Unless and until it is exchanged in whole or in part for definitive debentures, the global debentures may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable. If a holder requires physical delivery of a definitive debenture for any reason, including to sell debentures to persons in jurisdictions which require physical delivery or to pledge debentures, the holder must transfer its interest in the global debentures in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global debentures in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global debentures from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and the credit of any transactions interests in the global debentures settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global debentures by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Teva Finance expects that DTC will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose accounts at DTC interests in the global debentures are credited and only in respect of the portion of the aggregate principal amount of the debentures as to which the participant or participants has or have given direction. However, if there is an event of default under the debentures, DTC will exchange the global debentures for definitive debentures, which it will distribute to its participants. These definitive debentures are subject to restrictions on registration of transfers and will bear appropriate legends restricting their transfer.

Although Teva Finance expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global debentures among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of Teva Finance, Teva, or the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global debentures or ceases to be a clearing agency registered under the Exchange Act and Teva Finance does not appoint a successor depositary within 90 days, Teva Finance will issue definitive debentures in exchange for the global debentures. The definitive debentures will be subject to restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

Definitive Debentures. Definitive debentures may also be issued in exchange for debentures represented by the global debentures if Teva Finance does not appoint a successor depositary as set forth above under “—Global Debentures; Book-Entry Form” or in other circumstances set forth in the indenture.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income considerations relating to the purchase, ownership and disposition of the debentures and of ADRs into which the debentures may be converted. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors. This summary is based on the provisions of the U.S. Internal Revenue Code (the “Code”), the applicable Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This summary deals only with holders that purchase debentures at their original issuance at their issue price. This summary also deals only with holders that will hold debentures and ADRs into which the debentures may be converted as “capital assets” (within the meaning of section 1221 of the Code). This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular investors in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, insurance companies, broker, dealers, traders, expatriates subject to Code section 877 and taxpayers subject to the alternative minimum tax. It also does not discuss debentures held as part of a “hedge,” “straddle,” “synthetic security” or other integrated investment, or situations in which the functional currency of the holder is not the U.S. dollar. Moreover, it does not discuss the effect of any applicable state, local or foreign tax laws. Teva has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made in the following summary, and there can be no assurance that the IRS will agree with such statements.

Unless otherwise stated, this summary deals only with U.S. Holders. The term “U.S. Holder” means a beneficial holder of a debenture or ADR that is, for U.S. federal income tax purposes, one of the following:

(1)	a citizen or resident of the United States;

(2)	a corporation or any other entity taxable as a corporation created or organized under the laws of the United States or any state thereof;

(3)	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source;

(4)	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. person; or

(5)	a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis.

The term “non-U.S. Holder” means a beneficial holder of a debenture or ADR that is not a U.S. Holder.

The following discussion is for general information only. Investors considering the purchase of debentures should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Payment of Interest

A U.S. Holder must generally include interest on a debenture in its ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Debentures

Upon the sale, exchange or redemption of a debenture, a U.S. Holder generally will recognize capital gain or loss equal to the difference between

(1)	the amount of cash proceeds and the fair market value of any other property (including any ADRs paid in lieu of cash by Teva Finance) received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest, which is treated as interest subject to the rules discussed above under “Payment of Interest”) and

(2)	such holder’s adjusted tax basis in the debenture.

A U.S. Holder’s adjusted tax basis in a debenture generally will equal the cost of the debenture to such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the debenture is more than one year at the time of sale, exchange or redemption.

Conversion of the Debentures

Upon the conversion of a debenture into ADRs, a U.S. Holder generally will recognize capital gain or loss equal to the difference between

(1)	the sum of the fair market value of the ADRs (and any cash paid in lieu of ADRs by Teva Finance) received upon conversion (except to the extent such amount is attributable to accrued and unpaid interest, which is treated as interest subject to the rules discussed above under “Payment of Interest”) and any cash received in lieu of a fractional ADR; and

(2)	such holder’s adjusted tax basis in the debenture.

A U.S. Holder’s adjusted tax basis in a debenture generally will equal the cost of the debenture to such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the debenture is more than one year at the time of conversion.

Upon conversion of a debenture into ADRs, a U.S. Holder will generally take a basis in such ADRs equal to their fair market value at the time of conversion (less amounts attributable to accrued but unpaid interest). The U.S. Holder’s holding period for such ADR will generally start on the day after the date of the conversion.

Adjustment of Conversion Price

If at any time (1) Teva distributes cash or property to its stockholders or purchases ADRs and such distribution or purchase would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe for ADRs) and, pursuant to the antidilution provisions of the indenture, the conversion price of the debentures is decreased, or (2) the conversion price of the debentures is decreased at our discretion, such decrease in conversion price may be deemed to be the payment of a taxable dividend to U.S. Holders of debentures (pursuant to section 305 of the Code) to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Such holders of debentures could therefore have taxable income as a result of an event pursuant to which they received no cash or other property. In addition, any deemed dividend would not be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends (see “—Dividends on the ADRs” below).

Interest Rate Reset

We intend to take the position that the possibility of an interest rate reset as described under “Description of the Debentures and the Guarantee—Interest Rate Adjustments” is a remote contingency as of the issue date of the debentures within the meaning of the applicable Treasury Regulations. Under this approach, if an interest rate reset occurs, interest paid at the Adjusted Interest Rate would be treated as interest on the debentures that is subject to the same rules as described under “—Payments of Interest.” Our determination that the possibility of an interest rate reset is a remote contingency is binding upon all holders of the debentures, unless a holder properly discloses to the IRS that it is taking a contrary position.

Dividends on the ADRs

The amount of any distribution paid to a U.S. Holder in respect of the ADRs, including any Israeli taxes withheld from the amount of such distribution, will be subject to U.S. federal income taxation as ordinary income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Special rules apply, however, to dividends paid to individuals with respect to taxable years beginning on or before December 31, 2008. Such dividends are eligible for taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum rate of 15%) provided that the individual receiving the dividend satisfies certain holding period and other requirements with respect to the ADRs. Dividends subject to these special rules are not actually treated as capital gains, however, and thus are not included in the computation of an individual’s net capital gain and generally cannot be used to offset capital losses. The amount of any distribution of property other than cash will be the property’s fair market value on the date of the distribution. To the extent that an amount received by a U.S. Holder exceeds that U.S. Holder’s allocable share of current and accumulated earnings and profits, such excess will be applied first to reduce that U.S. Holder’s tax basis in the ADRs and then, to the extent the distribution exceeds that U.S. Holder’s tax basis, will be treated as capital gain. Dividends received in respect of the ADRs will not be eligible for the dividends-received deduction generally allowed to U.S. corporations.

The amount of any distribution will include the amount of foreign tax withheld on the amount distributed, and the amount of a distribution paid in New Israeli Shekels will be measured by reference to the exchange rate for converting New Israeli Shekels into U.S. dollars in effect on the date the distribution is received by the depositary. If the depositary does not convert such New Israeli Shekels into U.S. dollars on the date it receives them, it is possible that the U.S. Holder will recognize foreign currency loss or gain, which would be ordinary loss or gain, when the New Israeli Shekels are converted into U.S. dollars.

Distributions out of earnings and profits with respect to the ADRs generally will be treated as dividend income from sources outside of the United States and generally will be treated separately along with other items of “passive” (or, in the case of certain U.S. Holders, “financial services”) income for purposes of determining the credit for foreign income taxes allowed under the Code. Subject to certain limitations, foreign income tax withheld in connection with any distribution with respect to the ADRs may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder if such U.S. Holder elects for that year to credit all foreign income taxes. The total amount of allowable foreign tax credits in any year may not exceed the pre-credit U.S. tax liability for the year attributable to foreign source taxable income. However, pursuant to a de minimis exception certain individuals may claim a credit of up to $300 ($600 for joint filers) without being subject to these limitations.

Alternatively, such foreign withholding tax may be taken as a deduction against taxable income.

Sale of ADRs

Upon the sale or exchange of ADRs, a U.S. Holder generally will recognize capital gain or loss equal to the difference between

(1)	the amount of cash and the fair market value of any property received upon the sale or exchange, and

(2)	such holder’s adjusted tax basis in the ADRs.

Such capital gain or loss will be long-term if the U.S. Holder’s holding period in an ADR is more than one year at the time of the sale or exchange. A U.S. Holder’s basis and holding period in an ADR received upon conversion of a debenture are determined as discussed above under “—Conversion of the Debentures.”

The surrender of ADRs in exchange for ordinary shares, or vice versa, will not be a taxable event for U.S. federal income tax purposes, and U.S. Holders will not recognize any gain or loss upon such an exchange.

Non-U.S. Holders

Payment of Interest

Payments of interest on a debenture to a non-U.S. Holder will not be subject to U.S. federal withholding tax provided that:

(1)	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Teva entitled to vote (treating, for such purpose, debentures held by a non-U.S. Holder as having been converted into ADRs);

(2)	the non-U.S. Holder is not a controlled foreign corporation that is related to Teva through stock ownership; and

(3)	either (A) the non-U.S. Holder of the debenture, under penalties of perjury, provides Teva Finance or its agent with its name and address and certifies that it is not a U.S. person or (B) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) certifies to Teva Finance or its agent, under penalties of perjury, that such a statement has been received from the non-U.S. Holder by it or another financial institution and furnishes to Teva Finance or its agent a copy thereof.

For purposes of this summary, we refer to this exemption from U.S. federal withholding tax as the “Portfolio Interest Exemption.” The certification described in clause (3) above may also be provided by a qualified intermediary on behalf of one or more non-U.S. Holders or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met. The gross amount of payments to a non-U.S. Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a U.S. trade or business of that non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to eliminate or reduce such withholding.

A non-U.S. Holder generally will be subject to tax in the same manner as a U.S. Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the non-U.S. Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to permanent establishment maintained in the United States by such non-U.S. Holder. Such effectively connected income received by a non-U.S. Holder that is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

Non-U.S. Holders should consult their own tax advisors regarding any applicable income tax treaties, which may provide different rules. To claim the benefit of a tax treaty or to claim exemption from withholding because the interest income is effectively connected with a U.S. trade or business, the non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest.

Sale, Exchange or Redemption of the Debentures

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or exchange of debentures unless:

(1)	the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met; or

(2)	the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a permanent establishment maintained in the United States by such non-U.S. Holder.

In the case of (2), such effectively connected income received by a non-U.S. Holder that is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

Conversion of the Debentures

In general, no U.S. federal income tax or withholding tax will be imposed upon the conversion of a debenture into ADRs by a non-U.S. Holder except (1) to the extent the ADRs are considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in “Non-U.S. Holders—Payment of Interest,” (2) with respect to the receipt of cash in lieu of ADRs (at the option of Teva Finance) or a fractional ADR by non-U.S. Holders upon conversion of a debenture, in each case where the conditions described in (1) or (2) above under “Non-U.S. Holders—Sale, Exchange or Redemption of the Debentures” are satisfied.

Dividends on ADRs

Distributions, if any, paid or deemed paid on the ADRs (or deemed distributions on the debentures as described above under “U.S. Holders—Adjustments of Conversion Price”) to a non-U.S. Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such non-U.S. Holder, will not be subject to U.S. federal income or withholding tax. Except to the extent that an applicable tax treaty otherwise provides, a non-U.S. Holder will be subject to tax in the same manner as a U.S. Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. If such non-U.S. Holder is a foreign corporation, it may in certain circumstances also be subject to a U.S. “branch profits tax” on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale of ADRs

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on the sale or exchange of ADRs unless either of the conditions described in (1) or (2) above under “Non-U.S. Holders—Sale, Exchange or Redemption of the Debentures” is satisfied.

Information Reporting and Backup Withholding Tax

Information returns may be filed with the IRS and backup withholding tax may be collected in connection with payments of principal, premium, if any, and interest on a debenture, dividends on ADRs, and payments of the proceeds of the sale of a debenture, or ADRs by a holder. A U.S. Holder will not be subject to backup withholding tax if such U.S. Holder provides its taxpayer identification number to the paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Some holders, including all corporations, are exempt from these rules.

In addition, a non-U.S. Holder may be subject to U.S. backup withholding tax on these payments unless such non-U.S. Holder complies with certification procedures to establish that such non-U.S. Holder is not a U.S. person. The certification procedures required by a non-U.S. Holder to claim the exemption from withholding tax on interest (described above in “Non-U.S. Holders—Payment of Interest”) will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding tax is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is furnished.

ISRAELI TAX ISSUES

The following is a summary of certain material Israeli income considerations relating to the purchase, ownership and disposition of the debentures and of ADRs into which the debentures may be converted by persons who are not residents of the State of Israel. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors.

The following discussion is for general information only. Investors considering the purchase of debentures should consult their own tax advisors with respect to the application of Israeli income tax laws to their particular situations as well as any tax consequences arising under any non-Israeli taxing jurisdiction or under any applicable tax treaty.

Income Taxes on Interest Payable by Teva to Non-Israeli Residents

An Israeli company paying interest on a debenture to a non-Israeli resident is subject to a 25% withholding tax. Taxes to be withheld from non-Israeli residents with respect to interest received from Teva may be reduced under an applicable tax treaty. The aforementioned tax will only apply if Teva as a guarantor pays interest on the debentures.

In the event that interest is paid by Teva as a guarantor to a United States resident entitled to the reduced tax rate under the U.S.-Israel tax treaty, then the tax rate on such gross interest amounts shall not exceed 17.5%.

Teva and Teva Finance have agreed to pay certain additional amounts in connection with withholding taxes or deductions that may be imposed by Israeli or United States authorities. See “Description of the Debentures and the Guarantees—Additional Tax Amounts.”

Income Taxes on Dividends Distributed by Teva to Non-Israeli Residents

Dividends distributed by an Israeli company to non-Israeli residents are subject to a 25% tax to be withheld at source (15% in the case of dividends distributed from the taxable income attributable to an Approved Enterprise), unless a different rate is provided in a treaty between Israel and the stockholder’s country of residence.

Under the U.S.-Israel Tax Treaty, the maximum Israeli tax and withholding tax on dividends paid to a holder of ordinary shares who is a resident of the United States is generally 25%, but is reduced to 12.5% if the dividends are paid to a corporation that holds in excess of 10% of the voting rights of Teva during Teva’s taxable year preceding the distribution of the dividend and the portion of Teva’s taxable year in which the dividend was distributed. Dividends of an Israeli company derived from the income of an Approved Enterprise will still be subject to a 15% dividend withholding tax; if the dividend is attributable partly to income attributable to an Approved Enterprise, and partly to income that is not attributable to an Approved Enterprise, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. The withheld tax is the final tax in Israel on dividends paid to nonresidents who do not conduct a business in Israel. The current rate of tax withheld on the dividends is 20%.

A non-resident of Israel who has interest or dividend income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

Capital Gains and Income Taxes Applicable to Non-Israeli Stockholders

Israeli law generally imposes a capital gains tax on the sale of securities and any other capital asset. The basic capital gains tax rate applicable to corporations through December 31, 2002, was 36%, and the maximum tax rate for individuals during that period was 50%. Effective January 1, 2003, the capital gains tax rate imposed upon a sale of capital assets acquired after that date was reduced to 25%; capital gains realized from assets acquired before December 31, 2002, are subject to a blended tax rate based on the relative periods of time before and after that date that the asset was held.

In addition, if the ordinary shares are traded on a stock exchange, gains on the sale of ordinary shares held by non-Israeli tax resident investors will generally be exempt from Israeli capital gains tax. Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income.

The U.S.-Israeli Tax Treaty exempts U.S. residents who hold an interest of less than 10% in an Israeli company, including Teva, and who held an interest of less than 10% during the 12 months prior to a sale of their shares, from Israeli capital gains tax in connection with such sale. Certain other tax treaties to which Israel is a party also grant exemptions from Israeli capital gains taxes.

UNDERWRITING

We have entered into an underwriting agreement with Lehman Brothers Inc., as representative of the underwriters, pursuant to which, and subject to its terms and conditions, we have agreed to sell to the underwriters and the underwriters have agreed to purchase from us the principal amount of debentures set forth in the following table.

Underwriters	Principal Amount of Series A Debentures	Principal Amount of Series B Debentures
Lehman Brothers Inc.	$160,000,000	$240,000,000
Credit Suisse First Boston LLC	89,600,000	134,400,000
Citigroup Global Markets Inc.	70,400,000	105,600,000
Banc of America Securities LLC	20,000,000	30,000,000
Deutsche Bank Securities	20,000,000	30,000,000
Goldman, Sachs & Co.	20,000,000	30,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,000,000	30,000,000

Total	$400,000,000	$600,000,000

The underwriting agreement provides that the underwriters’ obligations to purchase the debentures depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

The underwriters have advised us that they intend to offer the debentures initially at the offering prices shown on the cover page of this prospectus supplement and to certain dealers at the offering prices less a selling concession in each issue not to exceed $9.75 per debenture. After the initial offering of the debentures, the underwriters may change the public offering price and the concession to selected dealers.

Over-Allotment Options

We have granted to the underwriters options to purchase an aggregate of up to an additional $60,000,000 principal amount of Series A debentures and $90,000,000 principal amount of Series B debentures at the public offering price, less underwriting discounts and commissions shown on the cover page of this prospectus supplement. Any additional purchases must be consummated on or before 30 days after the date of the underwriting agreement. To the extent that the options are exercised, the underwriters will be obligated, so long as the conditions set forth in the underwriting agreement are satisfied, to purchase these additional debentures.

Commission and Expenses

The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment options to purchase additional debentures. The underwriting discounts and commissions are equal to 1.625% of the public offering price.

	Without Exercise of Over-allotment	Full Exercise of Over-allotment
Per Series A debenture	$16.25	$16.25
Total	$6,500,000.00	$7,475,000.00
Per Series B debenture	$16.25	$16.25
Total	$9,750,000.00	$11,212,500.00

The expenses of the offering that are payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $1.0 million.

Prior to this offering, there has been no public market for the debentures. The underwriters have advised us that they presently intend to make a market in the debentures as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the debentures, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or adequate trading market for the debentures.

Price Stabilization and Short Positions

The underwriters may engage in over-allotment and stabilizing transactions or purchases and passive market making for the purpose of pegging, fixing or maintaining the price of the debentures and Teva’s ADRs in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of debentures in excess of the number of debentures the underwriter is obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of debentures overallotted by the underwriters is not greater than the number of debentures that they may purchase with their option to purchase additional debentures. In a naked short position, the number of debentures involved is greater than the number of debentures that they may purchase with their option to purchase additional debentures. The underwriters may close out any short position by either exercising their option and/or purchasing debentures in the open market. In determining the source of debentures to close out the short position, the underwriters will consider, among other things, the price of debentures available for purchase in the open market as compared to the price at which they may purchase debentures through their option. If the underwriters sell more debentures than could be covered by their option, a naked short position, the position can only be closed out by buying debentures in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of the debentures or preventing or retarding a decline in the market price of the debentures. As a result, the price of the debentures may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise, and, if commenced, may be discontinued at any time.

•	Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in Teva’s ADRs during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of Teva’s ADRs to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

Neither we nor the underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, neither we nor the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distributions

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or by their affiliates. In these cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of debentures for the sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by any underwriter is not a part of this prospectus supplement and the attached prospectus, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Lock-up Agreements

Teva Finance and Teva have agreed that, unless we receive the prior written consent of Lehman Brothers, we may not, subject to certain customary exceptions and other than Teva’s ADRs to be issued in the SICOR acquisition and under SICOR stock option plans, during the period ending 90 days after the date of the prospectus supplement, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to sale of or otherwise transfer or dispose of any Teva ADRs or any security convertible into Teva ADRs or substantially similar securities.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of certain representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

Purchasers of the debentures offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Canadian Legal Matters

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of debentures in Canada or any province or territory thereof. Any offer or sale of debentures in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus with the relevant Canadian securities regulators and only by a dealer registered in accordance with local provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

United Kingdom Legal Matters

We will not offer or sell and, prior to the expiry of a period of six months from the closing date, will not offer or sell any debentures included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

We have only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by us in connection with the issue or sale of any debentures included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us.

We have complied and will comply with all applicable provisions of the FSMA with respect to anything done by us in relation to the debentures included in this offering in, from or otherwise involving the United Kingdom.

Other Relationships

From time to time, Lehman Brothers, certain of the other underwriters and their respective affiliates have, directly and indirectly, provided investment and commercial banking or financial advisory services to us, for which they have received customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and commissions.

EXPERTS

The consolidated financial statements of Teva and its subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, incorporated in this prospectus supplement by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2002, except as they related to certain consolidated subsidiaries, have been so incorporated in reliance upon the audit report by Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, given the authority of said firms as experts in auditing and accounting. The financial statements for the year ended December 31, 2000 of the certain consolidated subsidiaries referred to above, not separately presented in such Annual Report, whose sales constituted approximately 16% of Teva’s total consolidated sales for the year ended December 31, 2000, have been audited by other independent accountants whose reports have also been incorporated in this prospectus supplement by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2002, given on the authority of such firms as experts in auditing and accounting.

The consolidated financial statements of SICOR and its subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, incorporated in this prospectus supplement by reference to Teva’s Report on Form 6-K dated January 14, 2004, have been so incorporated in reliance upon the audit report of Ernst & Young LLP, independent auditors given the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the debentures offered by this prospectus supplement and of the ADRs issuable upon conversion thereof will be passed upon for the Company by Willkie Farr & Gallagher LLP, New York, New York and by Tulchinsky-Stern & Co., Israel. Certain legal matters relating to this offering will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York and by Meitar, Liquornik, Geva & Leshem Brandwein, Ramat Gan, Israel.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and file electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

PROSPECTUS

$2,000,000,000

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

American Depositary Shares, each representing

one Ordinary Share, Debt Securities,

Purchase Contracts, Units and Warrants

TEVA PHARMACEUTICAL FINANCE II, LLC

TEVA PHARMACEUTICAL FINANCE III, LLC

TEVA PHARMACEUTICAL FINANCE II B.V.

TEVA PHARMACEUTICAL FINANCE III B.V.

TEVA PHARMACEUTICALS FINANCE IRELAND LIMITED

TEVA PHARMACEUTICALS FINANCE ICELAND I HF.

TEVA PHARMACEUTICALS FINANCE ICELAND II HF.

ORVET PHARMACEUTICALS FINANCE S.A.

Debt Securities, fully and unconditionally guaranteed by

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We and our finance subsidiaries may offer and sell from time to time:

-	American Depositary Shares, or ADSs, each representing one ordinary share;

-	senior or subordinated debt securities;

-	purchase contracts;

-	units; and

-	warrants.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of $2,000,000,000.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Teva and the other registrants filed with the SEC utilizing a “shelf” registration process. Under this shelf process, any of the registrants may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000.

This prospectus provides you with a general description of the securities which we may offer and the related guarantees, if any, of those securities. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “Teva,” “we,” “us” and “our” refer to Teva Pharmaceutical Industries Limited and its subsidiaries, collectively. References to “Teva Finance II LLC” refer to Teva Pharmaceutical Finance II, LLC. References to “Teva Finance III LLC” refer to Teva Pharmaceutical Finance III, LLC. References to the “LLCs” refer to Teva Finance II LLC and Teva Finance III LLC. References to “Teva Finance II BV” refer to Teva Pharmaceutical Finance II B.V References to “Teva Finance III BV” refer to Teva Pharmaceutical Finance III B.V References to the “BVs” refers to Teva Finance II BV and Teva Finance III BV. References to “Teva Finance Ireland” refer to Teva Pharmaceuticals Finance Ireland Limited. References to “Teva Finance Iceland I” refer to Teva Pharmaceuticals Finance Iceland I hf. References to “Teva Finance Iceland II” refer to Teva Pharmaceuticals Finance Iceland II hf. References to the “Iceland subsidiaries” refer to Teva Finance Iceland I and Teva Finance Iceland II. References to “Orvet Finance” refer to Orvet Pharmaceuticals Finance S.A. References to the “finance subsidiaries” refer to the LLCs, the BVs, Teva Finance Ireland, the Iceland subsidiaries and Orvet Finance, collectively.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We are a global pharmaceutical company producing drugs in all major treatment categories, including both generic and proprietary pharmaceutical products. We are one of the world’s largest generic drug companies and have a leading position in the U.S. generic market.

Teva Pharmaceuticals USA, Inc., our principal subsidiary, is one of the leading generic drug companies in the United States. As of November 2003, Teva USA marketed approximately 150 generic products representing more than 500 dosage strengths and packaging sizes, which are distributed in the United States.

We have also implemented a strategy of participating in the growth and development of the European market for generic products. Through our European subsidiaries, we manufactured, as of November 2003, approximately 300 generic products representing over 1,700 dosage strengths and packaging sizes, which are sold primarily in The Netherlands, the United Kingdom, Hungary and France.

The potential for future sales growth of our generic products lies in our pipeline of pending generic product registrations, as well as tentative approvals already granted. As of October 31, 2003, Teva had:

•	68 product applications, including products developed by Biovail and IMPAX, awaiting approval by the FDA, including twelve tentative FDA approvals. Collectively, the brand name versions of these products had corresponding U.S. annual sales, as of June 30, 2003, exceeding $55 billion; and

•	378 applications pending in Europe for 100 compounds in 213 formulations.

Teva is the leading pharmaceutical manufacturer in Israel, where it is incorporated and maintains its headquarters. During the first nine months of 2003, Teva generated approximately 62% of its revenue in North America, 26% in Europe and 12% in the rest of the world, predominately in Israel.

We were incorporated in Israel on February 13, 1944 and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

FINANCE SUBSIDIARIES

Teva has organized various finance subsidiaries for the purpose of issuing debt securities pursuant to this prospectus. There are no separate financial statements of the finance subsidiaries in this prospectus because these entities are, or will be treated as, subsidiaries of Teva for financial reporting purposes. We do not believe the financial statements would be helpful to the holders of the securities of these entities because:

•	Teva is a reporting company under the Securities Exchange Act of 1934 (referred to in this prospectus as the “Exchange Act”) and owns, directly or indirectly, all of the voting interests of these entities;

•	these entities do not have any independent operation and do not propose to engage in any activities other than issuing securities and investing the proceeds in Teva or its affiliates; and

•	these entities’ obligations under the securities will be fully and unconditionally guaranteed by Teva.

These entities are not currently subject to, and subsequent to the effectiveness of the registration statement that contains this prospectus will be exempt from, the information reporting requirements of the Exchange Act.

Teva Pharmaceutical Finance LLCs

Each LLC is a limited liability company that was formed on December 5, 2003 under the Delaware Limited Liability Company Act, as amended. Each LLC’s address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Pharmaceutical Finance BVs

Each BV is a Netherlands Antilles limited liability company. Teva Finance II BV was formed on June 30, 2003 and Teva Finance III BV was formed on December 9, 2003. Each BV’s address is Teva Pharmaceutical Finance B.V., c/o MeesPierson Trust (Curaçao) N.V., J.B. Gorsiraweg 14, Curaçao, Netherlands Antilles, telephone number 599-9-463-9113.

Teva Pharmaceuticals Finance Ireland Limited

Teva Finance Ireland is an Ireland limited liability company formed on November 28, 2003. Teva Finance Ireland’s address is 30 Herbert Street, Dublin 2, Ireland.

Teva Pharmaceuticals Finance Iceland I hf. and Teva Pharmaceuticals Finance Iceland II hf.

Each of the Iceland subsidiaries is an Iceland limited liability company. Teva Finance Iceland I was formed on November 25, 2003 and Teva Finance Iceland II was formed on December 10, 2003. The address of each Iceland subsidiary is Efstaleiti 5, 103 Reykjavik, Reykjavik, Iceland.

Orvet Pharmaceuticals Finance S.A.

Orvet Finance is a Luxembourg limited liability company (société anonyme) formed on July 9, 2001. Orvet Finance’s address is 9, rue Schiller, L-2519 Luxembourg, Grand Duchy of Luxembourg.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement:

Risks Associated with Teva and the Pharmaceutical Industry

Our success depends on our ability to successfully develop and commercialize additional pharmaceutical products.

Our future results of operations depend, to a significant degree, upon our ability to successfully commercialize additional generic and/or innovative branded pharmaceutical products. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent of their branded counterparts. All of our products must meet regulatory standards and receive regulatory approvals. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and such products may not be able to be successfully and profitably produced and marketed. Delays in any part of the process or our inability to obtain regulatory approval of our products (including the products filed by IMPAX Laboratories Inc. and Biovail Corporation for which we have exclusive marketing rights in the United States) could adversely affect our operating results by restricting our introduction of new products. The continuous introduction of new generic products is critical to our business. In addition, sales of our products are subject to the continued availability of the active pharmaceutical ingredients necessary for their production.

Our revenues and profits from any particular generic pharmaceutical products decline as our competitors introduce their own generic equivalents.

Selling prices of generic drugs typically decline, sometimes dramatically, as additional companies receive approvals for a given product and competition intensifies. To the extent that we succeed in being the first to market a generic version of a significant product, our sales and profitability can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of the equivalent product. Our ability to sustain our sales and profitability on any product over time is dependent on both the number of new competitors for such product and the timing of their approvals. Our overall profitability depends on our ability to continuously and timely introduce new products.

Our generic pharmaceutical products face intense competition from brand-name companies that sell their own generic products or successfully extend their market exclusivity period.

Competition in the U.S. generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand-name companies continue to sell their products into the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies. No regulatory approvals are required for a brand-name manufacturer to sell directly or through a third party to the generic market. Brand-name manufacturers do not face any other significant barriers to entry into such market. In addition, such companies continually seek new ways to defeat generic competition, such as filing new patents on drugs whose original patent protection is about to expire, developing patented controlled-release products, changing product claims and product labeling or developing and marketing as over-the-counter products those branded products which are about to face generic competition.

Recent changes in the regulatory environment may prevent us from exploiting the exclusivity periods that are critical to the success of our generic products.

The FDA’s policy regarding the award of 180-days market exclusivity to generic manufacturers who challenge patents relating to specific products continues to be the subject of much litigation in the United States. The FDA’s current interpretation of the Waxman-Hatch Act is to award 180 days of exclusivity to the first generic manufacturer who files a Paragraph IV certification under the Act challenging the patent of the branded product, regardless of whether the manufacturer was sued for patent infringement. Although the FDA’s interpretation may benefit some of the products in our pipeline, it may adversely affect others.

The Waxman-Hatch Act provides that the period of 180-day exclusivity is triggered by the earlier of a court decision finding the patent at issue invalid, unenforceable or not infringed or the commercial marketing of the product. Under certain circumstances, we may not be able to exploit our 180-day exclusivity period completely since it may be triggered prior to our being able to market the product.

For example, the exclusivity may be triggered by a court decision before we have received final FDA approval. If we choose to bring a product to market prior to receiving a final ruling and an appellate court overturns the initial ruling, we could face significant infringement damages. In addition to these issues, our patent challenges may be unsuccessful, which may result in a bar to the FDA granting market approval until the relevant patent expires. Another recent FDA ruling allows for joint 180-day exclusivity under certain circumstances. As a result, there may be certain circumstances in which we may share our exclusivity with one or more companies. In addition, new legislation was recently enacted, which may have an effect on the FDA’s interpretation of 180-day exclusivity in ways that we cannot predict at this time.

If we elect to sell a generic product prior to the completion of all patent litigation, we could be subject to liabilities for damages if we do not prevail in that litigation.

At times we seek approval to market generic products before the expiration of patents for those products, based upon our belief that such patents are invalid, unenforceable, or would not be infringed by Teva’s products. As a result, we often face significant patent litigation. Depending upon a complex analysis of a variety of legal and commercial factors, we may, in certain circumstances, elect to market a generic product even though litigation is still pending. This could be before any court decision or while an appeal of a lower court decision is pending. Should we elect to proceed in this manner, we could face substantial patent liability damages if the final court decision is adverse to us.

Our sales of Copaxone® could be adversely affected by competition.

Copaxone® is our leading innovative product, from which we derive substantial revenues and profits. To date, we and our marketing partners have been successful in our efforts to establish Copaxone® as a leading therapy for multiple sclerosis and have increased our global market share among the four currently available major therapies for multiple sclerosis. However Copaxone® faces intense competition, including as a result of the entry of Serono SA’s beta-interferon product, Rebif®, into the U.S. market and the role that Pfizer Inc. has recently assumed as a co-marketer with Serono of this product in the United States.

We are subject to government regulation that increases our costs and could prevent us from marketing or selling our products.

We are subject to extensive pharmaceutical industry regulations in Israel, the United States, England, Hungary, the Netherlands, Canada, France, Italy and other jurisdictions. We cannot predict the extent to which we may be affected by legislative and other regulatory developments concerning our products. Teva is also subject to various environmental laws and regulations in the jurisdictions where it has operations.

We are dependent on obtaining timely approvals before marketing most of our products. In the United States, any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to revoke drug approvals previously granted and remove from the market previously approved drug products containing ingredients no longer approved by the FDA. Our major facilities, both in the United States and outside the United States, and products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to seize, force to recall and prohibit the sale or import of non-complying products, and halt operations of and criminally prosecute non-complying manufacturers.

In Europe and Israel, the manufacture and sale of pharmaceutical products is regulated in a manner substantially similar to that in the United States. Legal requirements generally prohibit the handling, manufacture, marketing and importation of any pharmaceutical product unless it is properly registered in accordance with applicable law. The registration file relating to any particular product must contain medical data related to product efficacy and safety, including results of clinical testing and references to medical publications as well as detailed information regarding production methods and quality control. Health ministries are authorized to cancel the registration of a product if it is found to be harmful or ineffective or manufactured and marketed other than in accordance with registration conditions.

We may not be able to successfully identify, consummate and integrate recent and future acquisitions, including our pending acquisition of SICOR Inc.

In the past, we have grown, in part, through a number of significant acquisitions. We plan to remain frequently engaged in various stages of evaluating or pursuing potential acquisitions and may in the future acquire other pharmaceutical and active pharmaceutical ingredients businesses and seek to integrate them into our own operations. In particular, we have recently agreed to acquire SICOR for an aggregate of approximately $3.4 billion in cash and ADSs, based on the value of our ADSs at the time of the agreement. Closing of the acquisition remains subject to various conditions, including approval of the transaction by SICOR’s stockholders and receipt of regulatory approvals. For a more detailed discussion regarding our acquisition of SICOR, read carefully the section below entitled “Risks Associated with our Pending Acquisition of SICOR.”

The recent and future acquisitions of additional companies, including SICOR, involve risks that could adversely affect our future revenues and operating results. For example:

•	We may not be able to identify suitable acquisition candidates or to acquire companies on favorable terms.

•	We compete with others to acquire companies. We believe that this competition will increase and may result in decreased availability or increased prices for suitable acquisition candidates.

•	We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

•	We may not be able to obtain the necessary regulatory approvals, including the approval of anti-competition regulatory bodies, in any countries in which we may seek to consummate potential acquisitions.

•	We may ultimately fail to close an acquisition even if we announce that we plan to acquire a company.

•	We may fail to integrate successfully our acquisitions in accordance with our business strategy.

•	We may choose to acquire a company that is not profitable.

•	Potential acquisitions may divert management’s attention away from our primary product offerings, result in the loss of key customers and/or personnel and expose us to unanticipated liabilities.

•	We may not be able to retain the skilled employees and experienced management that may be necessary to operate the businesses we may acquire and, if we cannot retain such personnel, we may not be able to locate or hire new skilled employees and experienced management to replace them.

•	We may purchase a company that has contingent liabilities that include, among others, known or unknown patent or product liability claims.

As a pharmaceutical company, we are susceptible to product liability claims that may not be covered by insurance.

Our business inherently exposes us to potential product liability claims. From time to time, the pharmaceutical industry has experienced difficulty in obtaining product liability insurance coverage for certain products or coverage in the desired amounts or with the desired deductibles. As a result, we sell, and may continue to sell, generic products that are not covered by insurance and may also be subject to product liability claims that are not covered by insurance or that exceed our policy limits.

Additionally, changes in the insurance markets subsequent to the September 11, 2001 terrorist attacks have made it more difficult for us to obtain certain types of coverage. We cannot assure you that we will be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain liabilities or that it will otherwise cover all potential losses.

Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.

Increasing expenditures for health care have been the subject of considerable public attention in Israel, North America and many European countries. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries in which we currently operate, including Israel, pharmaceutical prices are subject to regulation. In the United States, numerous proposals that would effect changes in the United States health care system have been introduced or proposed in Congress and in some state legislatures. Similar activities are taking place throughout Europe. We cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for our products.

As a result of governmental budgetary constraints, the Israel Ministry of Health and the major Israeli health funds have sought to further reduce health care costs by, among other things, applying continuous pressure to reduce pharmaceutical prices and reducing inventory levels. The Israeli government has adopted regulations that permit the parallel importation of pharmaceutical products and set a maximum price on certain pharmaceutical products. Although such legislation is predominantly aimed at reducing prices of imported products, as opposed to locally manufactured products such as ours, it could have a secondary effect on us by increasing price competition within the Israeli pharmaceutical market.

The success of our innovative products depends on the effectiveness of our patents and confidentiality agreements to defend our intellectual property rights.

Our success with our innovative products depends, in part, on our ability to protect our current and future innovative products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have been issued numerous patents covering our innovative products, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. Any existing or future patents issued to or licensed by us may not provide us with any competitive advantages for our products or may even be challenged, invalidated or circumvented by competitors. In addition, such patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with licensees, suppliers, employees and consultants. It is possible that these agreements will be breached and we will not have adequate remedies for any such breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to such products.

We have significant operations outside of the United States, including in Israel, that may be adversely affected by acts of terrorism or major hostilities.

Significant portions of our operations are conducted outside of the United States. We may, therefore, be directly affected by economic, political and military conditions in the countries in which our businesses are located, as well as by currency exchange rate fluctuations and the exchange control regulations of such countries. Our executive offices and a substantial number of our manufacturing facilities are located in the State of Israel. Our Israeli operations are dependent upon materials imported from outside of Israel. We also export significant amounts of products from Israel. Accordingly, our operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States. Any such effects may not be covered by insurance.

Because Teva and certain of the finance subsidiaries are foreign entities, you may have difficulties enforcing your rights under the securities offered by this prospectus.

We are an Israeli company and all the finance subsidiaries other than the LLCs are non-U.S. entities. In addition, most our officers, directors or persons of equivalent position reside outside the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, due to the fact that a substantial portion of our assets are located outside of the United States, it may difficult to enforce judgments obtained against us or any of our directors and officers in a United States Court. See “Enforcement of Civil Liabilities” beginning on page 40.

Risks Associated with our Pending Acquisition of SICOR

We may experience difficulties in integrating SICOR’s business with our existing business.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating and consolidating geographically separated organizations, systems and facilities; and

•	integrating the management and personnel of SICOR and Teva, maintaining employee morale and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial conditions or prospects of the combined company after the merger.

Achieving the anticipated benefits of the merger will depend in part upon whether we can integrate our businesses in an efficient and effective manner. For example, we do not currently have significant relationships with the U.S. hospital customer segment which is the principal customer base of SICOR, and we do not currently have a biogenerics business. We may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the operations of the two companies, the anticipated benefits of the merger may not be realized.

We may not achieve the revenue and cost synergies we have anticipated for the combined company.

Our rationale for the merger is, in part, predicated on the projected ability of the combined company to realize certain revenue and cost synergies. Achieving these synergies is dependent upon a number of factors, some of which are beyond our control. These synergies may not be realized in the amount or time frame that is currently anticipated by us.

Charges to earnings resulting from the application of the purchase method of accounting could have a material adverse impact on the combined company’s results of operations.

In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting. Under the purchase method of accounting, the combined company will allocate the total purchase price to SICOR’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of completion of the merger. The combined company will record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The preliminary estimate of the amount to be expensed in the quarter in which the merger is completed related to in-process research and development is $700 million. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. Annual amortization of intangibles assets of SICOR, currently estimated at $3.8 million, will result in an estimated increase in amortization expense of $34.5 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets becomes impaired in the future, the combined company may be required to incur material charges relating to the impairment of those assets. These amortization and in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations.

FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the development of our products;

•	our projected capital expenditures;

•	our liquidity; and

•	our pending acquisition of SICOR and results of that acquisition.

This prospectus contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the impact of pharmaceutical industry regulation, the difficulty of predicting U.S. Food and Drug Administration (“FDA”) and other regulatory authority approvals, the regulatory environment and changes in the health policies and structures of various countries, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, uncertainties regarding market acceptance of innovative products newly launched, currently being sold or in development, the impact of restructuring of clients, reliance on strategic alliances, reliance on a strategy of acquiring companies, including risks related to our pending acquisition of SICOR, exposure to product liability claims, dependence on patent and other protections for our innovative products, exposure to potential patent liability damages for products sold “at risk’, for example, prior to the final adjudication of patent issues, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in this prospectus and in our other filings made with the SEC.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our 6-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” below. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for the periods presented are as follows:

	(Unaudited) Nine Months Ended	Year Ended December 31,
	September 30, 2003	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	16.00	9.43	7.58	4.70	5.30	4.09

The finance subsidiaries did not have any operations for the relevant periods.

PRICE RANGE OF ADRs AND ORDINARY SHARES

ADRs

Teva’s ADSs have been traded in the United States since 1982 and were admitted to trading on the Nasdaq National Market in October 1987. The ADSs are quoted under the symbol TEVA. The Bank of New York serves as Depositary for the ADSs. In November 2002, Teva was added to the NASDAQ 100 Index. Each ADS represents one ordinary share.

In February 2000 and in December 2002, Teva effected a 2-for-1 stock split. Each holder of an ordinary share, or an ADS, as the case may be, was issued another share. All figures in this prospectus have been adjusted to reflect the stock splits.

The following table sets forth information regarding the high and low prices of the ADSs on Nasdaq for the periods specified in U.S. dollars.

Period	High	Low
Last six months:
December 2003 (through December 11)	62.35	57.25
November 2003	61.45	54.48
October 2003	59.57	52.00
September 2003	61.56	54.55
August 2003	59.95	52.50
July 2003	60.25	52.20
June 2003	58.41	49.25

Last eight quarters:
Q4 2003 (through December 11)	62.35	52.00
Q3 2003	61.56	52.20
Q2 2003	58.41	42.01
Q1 2003	43.95	34.50
Q4 2002	39.56	32.45
Q3 2002	34.97	28.58
Q2 2002	34.25	25.85
Q1 2002	32.58	26.77
Q4 2001	34.20	27.17

Last five years:
2002	39.56	25.95
2001	37.17	24.25
2000	39.00	16.06
1999	17.92	9.97
1998	12.50	8.03

On December 11, 2003, the last reported sale price for the ADSs on the Nasdaq National Market was $58.59. As of December 10, 2003, there were approximately 198,736,464 record holders of ADSs, whose holdings in total represented approximately 72% of the total outstanding ordinary shares, substantially all of whom were in the United States. The American Stock Exchange, the Chicago Options Exchange and the Pacific Stock Exchange quote options on Teva’s ADSs under the symbol TEVA.

Teva’s ADRs are also traded on SEAQ International in London and on the exchanges in Frankfurt and Berlin.

Ordinary Shares

Teva’s ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951. The table below sets forth in U.S. dollars the high and low last reported sale prices of the ordinary shares on the Tel Aviv Stock Exchange during the periods as reported by such Exchange (restated to reflect the stock splits). The translation into U.S. dollars is based on the daily representative rate of exchange published by the Bank of Israel then in effect.

Period	High	Low
Last six months:
December 2003 (through December 11)	61.80	57.22
November 2003	60.20	55.19
October 2003	58.92	55.55
September 2003	60.65	56.24
August 2003	58.84	54.49
July 2003	60.25	52.43
June 2003	58.28	49.52

Last eight quarters:
Q4 2003 (through December 11)	61.80	55.19
Q3 2003	60.65	52.43
Q2 2003	58.28	42.07
Q1 2003	43.31	34.65
Q4 2002	39.79	32.51
Q3 2002	34.54	29.31
Q2 2002	33.73	26.33
Q1 2002	32.39	26.46
Q4 2001	33.75	27.64

Last five years:
2002	39.79	26.54
2001	36.36	25.83
2000	36.79	16.33
1999	17.21	9.91
1998	12.44	8.05

On December 11, 2003, the last reported sale price of the ordinary shares on the Tel Aviv Stock Exchange was $58.63.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003. You should read this table together with the unaudited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

The number of outstanding ordinary shares includes ordinary shares held by our subsidiaries but excludes:

•	approximately 0.4 million ordinary “A” shares, which do not confer on their holder voting rights or rights to appoint directors, and approximately 2.4 million non-voting ordinary shares held by one of our subsidiaries;

•	an aggregate of approximately 18.9 million ordinary shares issuable upon exercise of options under our stock option plans;

•	the shares issued by a Canadian subsidiary that are exchangeable into 6.3 million of our ordinary shares; and

•	adjustments that may be required as a result of the pending acquisition of SICOR, which is subject to various conditions, including approval of the transaction by SICOR’s stockholders and receipt of regulatory approvals.

September 30, 2003 (Unaudited)
US Dollars in Millions
Short-term debt, including current maturities	232.3
1.50% Convertible Senior Debentures due 2005(1)(2)	566.5
0.75% Convertible Senior Debentures due 2021(1)	360.0

Total short-term debt	1,158.8

0.375% Convertible Senior Debentures due 2022(1)	450.0
Other long-term debt, net of current maturities	359.7

Total long-term debt	809.7

Shareholders’ equity:
Share capital and additional paid-in capital: ordinary shares of NIS 0.10 par value: authorized—999.6 million shares; issued and outstanding—264.2 million shares(3)(4)	34.0
Additional paid-in capital	499.1
Deferred compensation	(0.1)
Retained earnings	1,794.2
Accumulated other comprehensive loss	110.7
Cost of Teva shares held by subsidiaries	(50.1)

Total shareholders’ equity	2,387.8

Total capitalization	4,356.3

(1)	See Note 7 of the notes to our consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus for a discussion of these securities.
(2)	Subsequent to September 30, 2003, substantially all of the 1.50% Convertible Senior Debentures due 2005 were converted into our ADSs.
(3)	See Note 9 of the notes to our consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus for a discussion of these securities.
(4)

See Note 2 of the notes to our consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus for a discussion of these securities. Through December 31,

2002, shares of this subsidiary have been exchanged for an aggregate of approximately 6.5 million Teva ordinary shares, leaving shares exchangeable for approximately 6.3 million Teva ordinary shares outstanding.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by Teva or the finance subsidiaries will be used for general corporate purposes. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries, the repayment of indebtedness and future acquisitions, including our potential acquisition of SICOR.

DESCRIPTION OF ORDINARY SHARES

Description of Teva Ordinary Shares

The par value of Teva ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors.

Teva’s board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits available for dividends after statutory appropriation to capital reserves. Declaration of a final dividend (not exceeding the amount proposed by the board) requires stockholder approval through the adoption of an ordinary resolution. Dividends are declared in NIS. All ordinary shares represented by the ADRs will be issued in registered form only. Ordinary shares do not entitle their holders to preemptive rights.

Voting is on the basis of one vote per share. An ordinary resolution (for example, resolutions for the approval of final dividends and the appointment of auditors) requires the affirmative vote of a majority of the shares voting in person or by proxy. Certain resolutions (for example, resolutions amending the articles of association and authorizing changes in the rights of stockholders) require the affirmative vote of at least 75% of the shares voting in person or by proxy, and certain amendments of the articles of association require the affirmative vote of at least 85% of the shares voting in person or by proxy, unless a lower percentage shall have been established by the board of directors, approved by three-quarters of those persons voting, at a meeting of the board of directors which shall have taken place prior that general meeting.

Meetings of Stockholders

Under the Israeli Companies Law, Teva is required to hold an annual meeting every year no later than fifteen months after the previous annual meeting. In addition, Teva is required to hold a special meeting:

•	at the direction of the board of directors;

•	if so requested by two directors or one-fourth of the serving directors; or

•	upon the request of one or more stockholders who have at least 5% of the voting rights, in the aggregate.

If the board of directors receives a demand to convene a special meeting, it must publicly announce the scheduling of the meeting within 21 days after the demand was delivered. The meeting must then be held no later than 35 days after the notice was made public.

The agenda at an annual meeting is determined by the board of directors. The agenda must also include proposals for which the convening of a special meeting was demanded, as well as any proposal requested by one or more stockholders who hold no less than 1% of the voting rights, in the aggregate, as long as the proposal is one suitable for discussion at an annual meeting.

A notice of an annual meeting must be made public and delivered to every stockholder registered in the stockholders register at least 30 days before the meeting is convened. The stockholders entitled to participate and vote at the meeting are the stockholders as of the record date set in the decision to convene the meeting, provided that the record date is not more than 40 days, and not less than four days, before the date of the meeting, provided that notice of the general meeting was published prior to the record date.

Under the Israeli Companies Law, a stockholder who intends to vote at a meeting must demonstrate that he owns shares in accordance with certain regulations. Under these regulations, a stockholder whose shares are registered with a member of the Tel Aviv Stock Exchange must provide Teva with an authorization from such member regarding his ownership as of the record date.

Right of Non-Israeli Stockholders to Vote

Neither Teva’s memorandum nor its articles of association, nor the laws of the State of Israel restrict in any way the ownership or voting of the ordinary shares by nonresidents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

Change of Control

Under the Israeli Companies Law, a merger requires approval by the board of directors and by the stockholders of each of the merging companies. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the merged company will not be able to meet its obligations to its creditors. Creditors may also seek a court order to enjoin or delay the merger if there is an expectation that the merged company will not be able to meet its obligations to its creditors. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger.

Under the Israeli Companies Law, an acquisition of shares in a public company must be made by means of a purchase offer to all stockholders if as a result of the acquisition the purchaser would become a 25% stockholder of the company. This rule does not apply if there is already another 25% stockholder of the company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the Deposit Agreement, as amended, among Teva, The Bank of New York as depositary (the “depositary”), and the holders from time to time of American Depository Receipts or ADRs. This summary is not complete and is qualified in its entirety by the Deposit Agreement, a copy of which has been filed as an exhibit to the registration statement filed on February 15, 2000. Additional copies of the Deposit Agreement are available for inspection at the corporate trust office of the depositary, 101 Barclay Street, New York, New York 10286, and at the principal Tel Aviv office of Bank Leumi Le-Israel Ltd., 2-4 Lilienblum Street, Tel Aviv, Israel, and the principal Tel Aviv office of Israel Discount Bank Limited, 27-31 Yehuda Halevi Street, Tel Aviv, Israel (collectively, the “Custodian”).

American Depositary Receipts

ADRs, evidencing a specified number of ADSs are issuable by the depositary pursuant to the Deposit Agreement. Each ADS represents one ordinary share of Teva deposited with the Custodian.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the Custodian of ordinary shares of Teva accompanied by an appropriate instrument or instruments of transfer or endorsement in form satisfactory to the Custodian and any certificates as may be required by the depositary or the Custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the Deposit Agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit.

Every person depositing ordinary shares under the Deposit Agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid, nonassessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADRs by that person is not restricted under the Securities Act.

Upon surrender of ADRs at the corporate trust office of the depositary, and upon payment of the fees provided in the Deposit Agreement, ADR holders are entitled to delivery to them or upon their order at the principal office of the Custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash that the surrendered ADRs evidence the right to receive. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADR holder surrendering ADRs.

The depositary may execute and deliver ADRs prior to the receipt of ordinary shares (“pre-release”). The depositary may deliver ordinary shares upon the receipt and cancellation of ADRs that have been pre-released, whether or not such cancellation is prior to the termination of such pre-release or the depositary knows that such ADR has been pre-released. Each pre-release will be

(1) accompanied by a written representation from the person to whom ordinary shares or ADRs are to be delivered that such person, or its customer, owns the ordinary shares or ADRs to be remitted, as the case may be,

(2) at all times fully collateralized with cash or such other collateral as the depositary deems appropriate,

(3) terminable by the depositary on no more than five (5) business days’ notice and

(4) subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADRs outstanding at any time as a result of pre-releases will not normally exceed thirty percent (30%) of the ordinary shares deposited with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any expenses incurred by the depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes net of expenses of conversion into U.S. dollars. If the depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of such holders of ADRs.

If any distribution upon any ordinary shares deposited or deemed deposited under the Deposit Agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement. In lieu of delivering fractional ADRs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADRs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

(1) if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADRs or to certain holders of ADRs but not other holders of ADRs, the depositary may distribute to any holder of ADRs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate or

(2) if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADRs, it may sell the rights, warrants or other instruments in proportion to the number of ADRs held by the holder of ADRs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADRs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADRs because of exchange restrictions or the date of delivery of any ADR or otherwise.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADRs in general or any holder in particular.

If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the Deposit

Agreement, and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADR holders entitled thereto.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the Custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the Deposit Agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADR, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date

(1) for the determination of the holders of ADRs who shall be entitled

•	to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	to give instructions for the exercise of voting rights at any such meeting, or

(2) on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the Custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADR holders at its corporate trust office when furnished by Teva pursuant to the Deposit Agreement and, upon request by Teva, will mail such notices, reports and communications to ADR holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADR holders a notice containing

(1) such information as is contained in the notice received by the depositary and

(2) a statement that the holders of ADRs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s Memorandum and Articles of Association, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs.

Upon the written request of an ADR holder on such record date, received on of before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s Memorandum and Articles of Association, to vote or cause to be voted the amount of ordinary shares represented by the ADRs in accordance with the instructions set forth in such request. If no instructions are received by the depositary from a holder of an ADR, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder’s ADR to a person designated by Teva.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the Deposit Agreement may at any time be amended by written agreement between Teva and the depositary. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges), or that otherwise prejudices any substantial existing right of holders of ADRs shall, however, not become effective until the expiration of three months after notice of such amendment has been given to the holders of outstanding ADRs. Every holder of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of any ADR holder to surrender the ADRs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by Teva, the depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the holders of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the depositary shall have delivered to the holders of all ADRs then outstanding and Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

On and after the date of termination, an ADR holder, upon surrender of such ADR at the Corporate trust office of the depositary, upon payment of the fees of the depositary, and upon payment of any applicable tax or governmental charges, will be entitled to delivery to him or upon his order of the amount of ordinary shares and other property represented by such ADR. If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the Deposit Agreement, except

(1) the collection of dividends and other distributions,

(2) the sale of rights and other property, and

(3) the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs, subject to the terms of the Deposit Agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the Deposit Agreement. Upon the termination of the Deposit Agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees, reasonable expenses and out-of-pocket charges of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADRs or deposited ordinary shares or a distribution of ADRs pursuant to the terms of the Deposit Agreement):

(1) the fees of the depositary for the execution and delivery, transfer, or surrender of ADRs, or the making of any cash distribution, pursuant to the Deposit Agreement,

(2) any applicable taxes and other governmental charges,

(3) any applicable transfer or registration fees,

(4) certain cable, telex and facsimile transmission charges as provided in the Deposit Agreement,

(5) any expenses incurred in the conversion of foreign currency,

(6) a fee of $5.00 or less per 100 ADRs (or a portion of such amount of ADRs) for the delivery of ADRs in connection with the deposit of ordinary shares or distributions on ordinary shares on the surrender of ADRs and

(7) a fee not in excess of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the Deposit Agreement.

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADRs.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the depositary. The depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended subject only to

(1) temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends,

(2) the payment of fees, taxes and similar charges and

(3) compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the Deposit Agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the Deposit Agreement. The depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the Custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADRs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than Teva’s business or a matter related to the Deposit Agreement or ADRs.

General

Neither the depositary nor Teva nor any of their directors, officers, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s Memorandum and Articles of Incorporation or any circumstance beyond its control, the depositary or Teva or any of their respective directors, officers, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the Deposit Agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the Deposit Agreement are expressly limited to performing their obligations specifically set forth in the Deposit Agreement without negligence or bad faith.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We or any of the other finance subsidiaries may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, between Teva and The Bank of New York, as trustee. Teva’s subordinated debt securities would be issued under a subordinated indenture between Teva and The Bank of New York, as trustee. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The senior debt securities of each finance subsidiary would be issued under a senior indenture among that entity, Teva, as guarantor, and The Bank of New York, as trustee. The subordinated debt securities of each finance subsidiary would be issued under a subordinated indenture among that entity, Teva, as guarantor, and The Bank of New York, as trustee.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” All senior indentures are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” All subordinated indentures are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a

“subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be the issuer’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of the issuer’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for ADRs or other of our securities or of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•	whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material Israeli, U.S. federal, and if applicable, Netherlands Antilles, Irish, Icelandic and Luxembourg income tax consequences, including, but not limited to:

•	tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•	any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if the issuer and/or guarantor, as the case may be, fails to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantor, as the case may be, becomes bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•	the issuer and/or guarantor, as the case may be, fails to perform or observe any of its other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	issuer’s and/or guarantor’s, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantor, as the case may be; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•	if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•	if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•	if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that the issuer and guarantor, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture. The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•	irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•	the issuer irrevocably deposits with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased;

•	in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where the issuer’s obligation runs to the holder of the security named on the face of the security or

•	in bearer form, where the issuer’s obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Guarantees

Teva will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by the finance subsidiaries pursuant to this prospectus. The guarantee is set forth in, and forms part of, the finance subsidiary indenture under which the debt securities will be issued. If, for any reason, the issuer does not make any required payment in respect of its debt securities when due, the guarantor will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture, and on a subordinated basis to the extent the guaranteed debt securities are issued under the subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the guarantor will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under “—Subordination of the Subordinated Debt Securities.” The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The Bank of New York, 101 Barclay Street, New York, New York, 10286, is the depositary for the ADRs. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF PURCHASE CONTRACTS

Teva may issue purchase contracts for the purchase or sale of debt or equity securities issued by Teva or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Teva may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Teva to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Teva’s obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Teva may issue units consisting of one or more purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF WARRANTS

Teva may issue warrants to purchase its debt or equity securities, debt securities of the finance subsidiaries or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Teva and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli, U.S. federal, and if applicable, Netherlands Antilles, Irish, Icelandic and Luxembourg income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

The material Israeli, U.S. federal, and if applicable, Netherlands Antilles, Irish, Icelandic and Luxembourg income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the

Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Teva or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Teva or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Teva or any of its subsidiaries to indemnification by Teva or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Teva or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of Teva and its subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, incorporated in this prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2002, except as they related to certain consolidated subsidiaries, have been so incorporated in reliance upon the audit report by Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, given the authority of said firms as experts in auditing and accounting. The financial statements for the year ended December 31, 2000 of the certain consolidated subsidiaries referred to above, not separately presented in such Annual Report, whose sales constituted approximately 16% of Teva’s total consolidated sales for the year ended December 31, 2000, have been audited by other independent accountants whose reports have also been incorporated in this prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2002, given on the authority of such firms as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Tulchinsky-Stern & Co., Israel. Certain legal matters with respect to Netherlands Antilles law will be passed upon for the issuers by Zeven & Associates, Curaçao, Netherlands Antilles. Certain legal matters with respect to Irish law will be passed upon for the issuers by Matheson Ormsby Prentice, Dublin, Ireland. Certain legal matters with respect to Icelandic law will be passed upon for the issuers by LOGOS Legal Services, Reykjavik, Iceland. Certain legal matters with respect to Luxembourg law will be passed upon for the issuers by Linklaters Loesch. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, We file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and file electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.Tevapharm.com. Such information on our website is not part of this prospectus.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated in this prospectus by reference:

(1) Our Annual Report on Form 20-F for the year ended December 31, 2002 (File No. 0-16174);

(2) All Reports of Foreign Private Issuer on Form 6-K filed by Teva with the SEC since December 31, 2002, including its Reports on Form 6-K filed on January 6, 2003, January 14, 2003, January 15, 2003, January 22, 2003, January 27, 2003 (two reports), February 19, 2003, February 24, 2003, March 26, 2003, March 27, 2003, April 4, 2003, April 14, 2003, April 21, 2003, April 29, 2003, April 30, 2003, May 1, 2003, May 2, 2003, May 8, 2003, May 12, 2003, May 15, 2003, May 20, 2003, June 2, 2003, June 23, 2003, July 1, 2003, July 10, 2003, July 14, 2003, July 16, 2003, July 30, 2003, July 31, 2003, August 4, 2003, August 5, 2003, August 11, 2003, September 2, 2003, September 3, 2003, September 8, 2003, September 16, 2003, September 18, 2003, September 24, 2003, September 25, 2003, September 30, 2003, October 7, 2003, October 14, 2003, October 15, 2033, October 20, 2003, October 28, 2003 (two reports), October 31, 2003, November 3, 2003 (two reports), November 5, 2003, November 6, 2003 (two reports), November 10, 2003 and November 12, 2003 (two reports), November 24, 2003, November 26, 2003 and December 11, 2003; and

(3) The description of the Teva’s ordinary shares, par value NIS 0.10 per share (the “Ordinary Shares”), and the American Depositary Shares representing the ordinary shares, contained in the registration statement on Form F-4 (Registration Statement No. 333-4216).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

ENFORCEMENT OF CIVIL LIABILITIES

Teva Pharmaceutical Industries Limited

Teva is organized under the laws of Israel and most of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva’s assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

(1) the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2) the judgment is no longer appealable;

(3) the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4) the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1) the judgment was obtained by fraud;

(2) there was no due process;

(3) the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4) the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5) at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva Pharmaceutical Finance BVs

Each BV is organized under the laws of the Netherlands Antilles and the managing director of each BV resides outside the United States, and all or a significant portion of the assets of such person may be, and substantially all of the assets of each BVs are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon a BV or any such person or to enforce against such BV or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and the Netherlands Antilles do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Netherlands Antilles.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Netherlands Antilles, that party may submit to the Netherlands Antilles court the final judgment that has been rendered in the United States. A foreign judgment would be enforceable in the Netherlands Antilles generally, without any re-examination of the merits of the original judgment provided that:

(1) the judgment is final in the jurisdiction where rendered and was issued by a competent court;

(2) the judgment is valid in the jurisdiction where rendered;

(3) the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

(4) the judgment does not violate any compulsory provisions of Netherlands Antilles law or principles of public policy;

(5) the terms and conditions governing the indentures do not violate any compulsory provisions of Netherlands Antilles law or principles of public policy; and

(6) the judgment is not contrary to a prior or simultaneous judgment of a competent Netherlands Antilles court.

Teva Pharmaceuticals Finance Ireland Limited

Teva Finance Ireland is organized under the laws of Ireland and most of it’s directors and officers reside outside the United States, and all or a significant portion of such persons may be, and substantially all of the assets of Teva Finance Ireland are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon Teva Finance Ireland or any such person or to enforce against Teva Finance Ireland or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and Ireland do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in Ireland.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in Ireland, that party may submit to the Irish court the final judgment that has been rendered in the United States. Such a final judgment would be enforceable in Ireland generally, without any re-examination of the merits of the original judgment provided that:

(1) the judgment is final and conclusive in the jurisdiction where rendered and was issued by a competent court; and

(2) the judgment is for a definite sum of money.

However, an Irish court may decline enforcement where:

(1) the judgment was obtained by fraud (such as deliberate deception of the plaintiff);

(2) enforcement of the judgment would violate Irish public policy;

(3) enforcement of the judgment would be in breach of natural justice; or

(4) enforcement of the judgment would be irreconcilable with an earlier Irish judgment, or an earlier foreign judgment which is entitled to recognition and enforcement in Ireland.

Teva Pharmaceuticals Finance Iceland I hf and Teva Pharmaceuticals Finance Iceland II hf.

The Iceland subsidiaries are organized under the laws of Iceland and most of their directors and officers reside outside the United States, and all or a significant portion of such persons may be, and substantially all of the assets of the Iceland subsidiaries are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon the Iceland subsidiaries or any such person or to enforce against the Iceland subsidiaries or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and Iceland do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in Iceland.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in Iceland, that party may submit to the Icelandic court the final judgment that has been rendered in the United States. Such a final judgment would be enforceable in Iceland generally, without any re-examination of the merits of the original judgment, provided that it is not contrary to Icelandic public policy.

Orvet Pharmaceuticals Finance S.A.

Orvet Finance is organized under the laws of the Grand Duchy of Luxembourg and all of its directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of the assets of Orvet Finance is located outside of the United States, any judgment obtained in the United States against Orvet Finance or any of its directors and officers may not be enforceable against Orvet Finance or any such persons within the United States.

A Luxembourg court may declare enforceable in Luxembourg a judgment rendered by a foreign court in civil and commercial matters, including judgments awarding monetary and other damages subject to fulfillment of applicable exequatur (recognition) procedures. These procedures vary depending on the jurisdiction in which the foreign judgment has been delivered.

The United States and the Grand Duchy of Luxembourg do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of a monetary amount rendered by any federal or state court in the United States based on civil or commercial liability would not be directly enforceable in the Grand Duchy of Luxembourg.

$1,000,000,000

0.50% Series A Convertible Senior Debentures due 2024

0.25% Series B Convertible Senior Debentures due 2024

PROSPECTUS SUPPLEMENT

January 22, 2004

LEHMAN BROTHERS

CREDIT SUISSE FIRST BOSTON

CITIGROUP

BANC OF AMERICA SECURITIES LLC

DEUTSCHE BANK SECURITIES

GOLDMAN, SACHS & CO.

MERRILL LYNCH & CO.